Exhibit 4.9

Execution Version

DATED 2 March 2011

HITOMI FINANCIAL LIMITED

DELHAIZE ‘THE LION’ NEDERLAND B.V.

AND

DELHAIZE GROUP SA

TRANSACTION AGREEMENT

- i -

Schedule 8 Senior Management Employees
Schedule 9 Specific Indemnity Matters
Part A General
Part B Extended
Part C Forcan
Schedule 10 Inter-Group Lease Amendments
Schedule 11 Forms of Deed of Adherence
Part A Lion’s Transferee
Part B CyprusCo2 and SerbCo
Schedule 12 Disclosed Supply Contracts
Schedule 13 Form of Pre-Completion Inventory Statement

- ii -

Agreed form documents

2009 Accounts

AT Schedule

Escrow Letters (in relation to the Guarantee Escrow Account and in relation to the Relevant Claims Escrow Account)

Financial Master Index

First Tranche Share Sale Agreement

Pro forma annexes (x3) to the lease agreements listed in [bullet] together with instructions relating thereto

Properties Schedule

Report from Deloitte entitled Delta Maxi Holding Pre Transaction Restructuring and dated 28 February 2011

Second Tranche Share Sale Agreement

Serbian law employee notification (x2)

Relevant Related Party Contracts

Tax Deed

Transitional Services Agreement

- iii -

THIS AGREEMENT is made on      March 2011

BETWEEN:

(1)

HITOMI FINANCIAL LIMITED, a company incorporated in the British Virgin Islands (registered no. 1039660), whose registered office is at Jipfa Building, 3rd Floor, 142 Main Street, Road Town, Tortola, British Virgin Islands (“HTM”); and

(2)	DELHAIZE ‘THE LION’ NEDERLAND B.V., a company incorporated in the Netherlands (registered no. 27.24.01.34), whose registered office is at Martinus Nijhofflaan 2, 2624 ES Delft, the Netherlands (“Lion”); and

(3)	DELHAIZE GROUP SA, a company incorporated in Belgium (registered no. 0402 206 045), whose registered office is at Rue Osseghemstraat 53, 1080 Brussels, Belgium (“Lion’s Guarantor”).

BACKGROUND

(A)	Hemslade, a wholly-owned subsidiary of HTM, will implement a partial demerger under which CyprusCo1 will become the legal and beneficial owner of the First Tranche Share and CyprusCo2 will become the legal and beneficial owner of the Second Tranche Share, following which CyprusCo1 will contribute the First Tranche Share to SerbCo.

(B)	On and subject to the terms of this Agreement HTM has agreed to procure the sale of the First Tranche Share by SerbCo and to procure the sale of the Second Tranche Share by CyprusCo2, and Lion has agreed to purchase the First Tranche Share from SerbCo and the Second Tranche Share from CyprusCo2.

(C)	Lion’s Guarantor has agreed to guarantee the payment obligations of Lion in the manner provided in this Agreement.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	Save as provided to the contrary:

1.1.1	terms in italic text in this Agreement shall have the meanings ascribed in, and be construed in accordance with, the 2010 Accounts; and

1.1.2	the amounts corresponding to the terms referred to in clause 1.1.1 shall be in Serbian Dinars,

and, accordingly, a reference, for example, to “the amount of the Operating profit” means the RSD amount set opposite the corresponding line item in the 2010 Accounts.

1.2	In this Agreement:

“2009 Accounts” means the audited consolidated financial statements, prepared in accordance with IFRS, of Grupa Delta Maloprodaja, Beograd as at 31 December 2009 comprising the consolidated statement of financial position, the consolidated income statement, the consolidated statement of comprehensive income, the consolidated cash flow statement, the consolidated statement of changes in equity and the notes (comprising a summary of significant accounting policies and other explanatory information), in the agreed form;

“2010 Accounts” means the Draft 2010 Accounts subject to any adjustments made pursuant to clauses 3.9 or 3.10;

“2010 Accounts Entities” means the group of entities comprising the companies listed in [bullet], Primer C, Bel Investment Property d.o.o. Beograd and Market 99 Plus d.o.o. Trebinje (and no other company);

“2010 EBITDA” means an amount equal to:

(a)	the amount of the Operating profit; plus

(b)	the amount of the Depreciation; plus

(c)	the amount of the Other expenses; minus

(d)	the amount of the Other income,

translated into Euro in accordance with the methodology to be applied in the Supplemental Report;

“2010 Financial Position Statement” has the meaning given to it in paragraph 14.2 of [bullet];

“Actual Inventory Shrinkage” means the amount, expressed as a percentage of the Relevant Sales and set out in the Pre-Completion Inventory Statement, by which Actual Pre-Completion Inventories are less than Recorded Pre-Completion Inventory (and if Actual Pre-Completion Inventories are equal to or greater than Recorded Pre-Completion Inventory, such amount shall be deemed to be 0 (zero) per cent.);

“Actual Pre-Completion Inventories” means the aggregate amount of the inventories of the Relevant Target Group Companies (applying the same accounting principles and practices as in the determination of the Inventories (to the extent applicable to the Relevant Target Group Companies)) as calculated pursuant to the Pre-Completion Inventory Counts and translated into Euros at the official middle exchange rate for Euro as at the day immediately preceding the Inventory Effective Date published by the National Bank of Serbia, and as set out in the Pre-Completion Inventory Statement;

“Affiliate” means, in relation to any body corporate, its holding company (or majority shareholder if not a body corporate) or any subsidiary of such body corporate or of its holding company;

“Agreed Rate” means 2 per cent. above the London Interbank Offer Rate denominated in Euros;

“Alternative Secured Assets” has the meaning given to it in clause 11.2.2;

“Approved RG Companies” means Delta Real Estate d.o.o. Beograd, Delta Agrar d.o.o. Beograd, Delta Real Estate d.o.o. Banja Luka, Delta Properties d.o.o. Beograd, Delta Tower d.o.o. Beograd, Yuhor Export a.d. and DMD;

“Banca Intesa” means Banca Intesa Joint Stock Company, Belgrade, Milentija Popovica 7B;

“Banking Condition” means the Condition in clause 3.1.9;

“Business” means the business of the Target Group as carried on at the date of this Agreement;

“Business Day” means a day other than a Saturday or Sunday or public holiday in the United Kingdom or Serbia;

“City Hypermarket” means NTP City Hypermarket (a personal business enterprise registered at Zona Industriale Pristina, Kosovo (registered no. 70454278));

“Commercial Information” means all material information (including Know How but not limited to matters which are confidential) under the control of any Target Group Company which has at any time been used or intended to be used for the purpose of the Business (or any aspect of it);

“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Date” has the meaning given to it in clause 4.1;

“Connected Person” means a person connected (within the meaning of section 839 of the Income and Corporation Taxes Act 1988) with HTM or with any of the directors of any Target Group Company;

“Condition” means a condition set out in clause 3.1 and “Conditions” means all those conditions;

“Confidentiality Agreement” means the agreement between Delta Maxi Beograd and Lion’s Guarantor dated 4 December 2009 relating to the provision of confidential information;

“Covenant End Date” means the third anniversary of the Completion Date;

“CyprusCo1” means the private limited company to be incorporated in Cyprus as a wholly-owned subsidiary of HTM which will become the sole shareholder of SerbCo;

“CyprusCo2” means the private limited company to be incorporated in Cyprus as a wholly-owned subsidiary of HTM which will be become the legal and beneficial owner of the Second Tranche Share;

“CyprusCo2 Account” means such bank account of CyprusCo2 as is notified to Lion not less than 3 Business Days prior to Completion;

“CyprusCo2 Amount” has the meaning given to it in clause 2.2;

“CyprusCo2 Deed of Adherence” means the deed of adherence, in the form set out in Part B of [bullet], executed and delivered by CyprusCo2 pursuant to clause 4.2.1;

“CyprusCo2 Legal Opinion” means the legal opinion as to certain matters of Cyprus lawto be delivered to Lion at Completion in a form reasonably satisfactory to Lion;

“Delhaize Credit Agreement” means the Second Amended and Restated Credit Agreement, dated 1 December 2009, among Lion’s Guarantor, as guarantor, Delhaize America, LLC, as borrower, the subsidiary guarantor’s party thereto, the lender’s party thereto, JPMorgan Chase Bank, N.A., as administrative agent, issuing bank and swingline lender, and Bank of America, N.A. and Fortis Capital Corp., as syndication agents, issuing banks and swingline lenders;

“Delvelpro” means Delvelpro d.o.o. Beograd;

“Disclosed” means specifically and fairly disclosed (with sufficient details to identify the nature and scope of the matter being disclosed);

“Disclosed Supply Contracts” means the contracts listed in [bullet];

“Disclosure Letters” means the First Disclosure Letter and the Second Disclosure Letter;

“DMD” means Delta DMD d.o.o. Beograd;

“Draft 2010 Accounts” has the meaning given to it in clause 3.7;

“EBITDA Adjustment Amount” means:

(a)	if the 2010 EBITDA is EUR 78,000,000 or more, zero; or

(b)	if the 2010 EBITDA is less than EUR 78,000,000 but not less than EUR 77,000,000, an amount in Euros equal to:

((78,000,000 – 2010 EBITDA) / 1,000,000) x 12,000,000;

“Ela Amount” means the amount (in Euro) by which the amount paid to Ela Kotor pursuant to the put or call option to acquire the 49 per cent. of the share capital in Ela Kotor set out in the Ela Purchase Agreement exceeds €8,000,000;

“Ela Option” means the amount provided for in the 2010 Accounts in respect of the liability of Delta Maxi Beograd pursuant to any exercise of the put or call option to acquire the 49 per cent. of the share capital in Ela Kotor set out in the Ela Purchase Agreement;

“Ela Purchase Agreement” means the purchase agreement relating to Ela Kotor between Delta Maxi Beograd, Napredak a.d. Kotor and Exponat d.o.o. Kotor dated 29 July 2008;

“Encumbrance” means (other than by virtue of this Agreement) any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, pledge, lien, charge, assignment, hypothecation, security interest, title retention or other security agreement or arrangement or right exercisable by a third party having similar effect;

“Environment Law” means any and all laws which have as a purpose or effect the protection of, or remediation works in respect of, the environment;

“Escrow Agent” means the escrow agent who is to be appointed pursuant to an Escrow Letter and “Escrow Agents” means both of them;

“Escrow Letters” means:

(a)	the instruction letter in the agreed form from Lion and SerbCo to Banca Intesa in relation to the Guarantee Escrow Account; and

(b)	the instruction letter in relation to the Relevant Claims Escrow Account from Lion and SerbCo to Société Générale in the agreed form (or, if Société Générale refuses to act as the Escrow Agent in relation to the Relevant Claims Escrow Account, to such other Escrow Agent (being an international financial institution agreed between Lion and HTM) and in such other form as such other Escrow Agent, HTM and Lion may agree);

“Estimated Claim Amount” means, in respect of a Relevant Claim notified by Lion in accordance with this Agreement or the Tax Deed which has not been agreed or determined at the relevant time, the amount agreed between the relevant Seller(s) and Lion as being a reasonable estimate of the amount (if any) likely to be recovered by Lion pursuant to that Relevant Claim or, in default of such agreement, the amount determined as being a reasonable estimate of the amount (if any) likely, on a balance of probabilities, to be recovered by Lion pursuant to that Relevant Claim by a Queen’s Counsel based in London who specialises in commercial disputes, as follows:

(a)	the Queen’s Counsel shall be instructed by the relevant Seller(s) and Lion (or, in default of agreement between the relevant Seller(s) and Lion on the identity of such Queen’s Counsel, instructed (on the application of either the relevant Seller(s) or Lion, whichever applies first) by the Chairman for the time being of the General Council of the Bar) not less than 45 days prior to either a proposed payment out of the Relevant Claims Escrow Account pursuant to clause 10.3, or the proposed release, from the security granted thereover, of the relevant part of the Secured Assets or the Alternative Secured Assets pursuant to clause 11.1 or 11.2;

(b)	such Queen’s Counsel’s fees shall be payable by the relevant Seller(s) and Lion in the proportions determined by such Queen’s Counsel;

(c)	the instructions to such Queen’s Counsel shall be:

(i)	to determine, within 40 days following the date of his instruction, whether, on a balance of probabilities, the Relevant Claim, if pursued, will succeed and, if so, the amount which is a reasonable estimate of the amount likely to be recovered by Lion pursuant to that Relevant Claim;

(ii)	to give Lion and the relevant Seller(s) a reasonable opportunity to make representations in writing to him within 15 days of his appointment, and to require that each supplies the other with a copy of any such representations at the same time as they are made to such Queen’s Counsel; and

(iii)	to give Lion and the relevant Seller(s) a reasonable opportunity, on one occasion, to make representations in writing to him within 10 days of, and in response to, the representations in writing made by the relevant Seller(s) or Lion respectively, and require that each supplies the other with a copy of any such representations at the same time as they are made to such Queen’s Counsel; and

(d)	such Queen’s Counsel shall:

(i)	be entitled to request any information and evidence as he may require for the purpose of making the determination in accordance with paragraph (c)(i);

(ii)	act as an expert and not as an arbitrator and his decision (save in the case of manifest error) shall be final and binding on the relevant Seller(s) and Lion for the purposes of clauses 10.3 and 11.1, it being understood and agreed that the instructing of such Queen’s Counsel and his determination shall be without prejudice to the outcome of any action brought in respect of that Relevant Claim, whether as to liability or quantum, and that no statement made or information provided by a party to such Queen’s Counsel may be adduced by the other party in any proceedings relating to that Relevant Claim;

“EV Adjustment Amount” means an amount in Euros, set out in the Supplemental Report, equal to:

(a)	the Financial Debt; minus

(b)	the amount of the Short-term financial investments; minus

(c)	the amount of the Cash and cash equivalents; minus

(d)	the Other Cash-Like Items; plus

(e)	the amount of the Non-controlling interest; plus

(f)	the Operating Working Capital Days Adjustment; plus

(g)	the amount by which the Other Current Liabilities not already included in Financial Debt exceeds €22,000,000; plus

(h)	the amount by which the Other Current Assets is less than €19,000,000;

“Event” means an event, act, transaction or omission including, without limitation, a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance;

“Extended Indemnity Claim” means a claim made by Lion pursuant to clause 8.4 in respect of the Specific Indemnity Matters set out in Part B of [bullet];

“Financial Debt” means an amount equal to:

(a)	the Short-Term Financial Liabilities; plus

(b)	the Long-Term Financial Liabilities; plus

(c)	the amount of the Interest;

“Financial Master Index” means the index “Bank Loans and related Collaterals 31.12.10” in the agreed form;

“First Disclosure Letter” means the letter from HTM to Lion in relation to the Warranties having the same date as this Agreement;

“First Escrow Instructions” means the letter from SerbCo and Lion, in the form set out in Appendix 2 to the Guarantee Certificate, to be delivered pursuant to clause 4.3;

“First Tranche Share” means the participation in the registered share capital of Delta Maxi Beograd, representing, as at Completion, 82.2 per cent. of the registered share capital of Delta Maxi Beograd;

“First Tranche Share Sale Agreement” means the sale agreement to be executed and certified on the Completion Date, between SerbCo and Lion (or, if relevant, the Transferee) (or Lion’s or the Transferee’s nominee), relating to the transfer of the First Tranche Share from SerbCo to Lion (or, if relevant, the Transferee (or Lion or the Transferee’s nominee)), in the agreed form;

“Forcan Claim” means a claim made by Lion pursuant to clause 8.4 in respect of the Specific Indemnity Matter referred to in Part C of [bullet];

“Guarantee Certificate” means a certificate, in the form set out in [bullet], to be delivered by HTM to Lion to confirm satisfaction of the Guarantee Condition (if and when the Guarantee Condition is satisfied);

“Guarantee Claim” means a claim made by Lion pursuant to clause 6.1;

“Guarantee Condition” means the Condition in clause 3.1.7;

“Guarantee Escrow Account” means the separately designated interest bearing Euro account with Banca Intesa, in the name of Lion into which payment of the SerbCo Escrow Amount will be made by Lion on Completion;

“Hemslade” means Hemslade Trading Limited, a limited liability company incorporated in Cyprus (registered number HE43226);

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as adopted by the European Union;

“Insurance Policies” has the meaning given to it in paragraph 21.1 of [bullet];

“Intellectual Property” means patents, rights to inventions, copyright and related rights, moral rights, trade marks, service marks and trade names, domain names, rights in get-up, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in confidential information (including Know-How), database rights and any other intellectual property rights or rights of a similar nature (but excluding any and all intellectual property rights or rights of a similar nature (whether registered or unregistered) comprised within the IT Systems or IT Contracts), in each case whether registered or unregistered, and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Intellectual Property Rights” means the Intellectual Property set out in the First Disclosure Letter;

“Internal Restructuring” means the group restructuring described in the agreed form report from Deloitte entitled Delta Maxi Holding Pre Transaction Restructuring and dated 28 February 2011;

“Inventories Days Differential” means an amount in Serbian Dinars (which may only be a positive figure for the purposes of the Operating Working Capital Days Adjustment) equal to:

(a)	if AID is less than 33, ((33 - AID) / 360) x Cost of goods sold; and

(b)	in all other cases, zero,

where AID means a number of days equal to: (Inventories x 360) / Cost of goods sold;

“Inventory Effective Date” has the meaning given to it in clause 5.1;

“IT Contracts” means any agreements, licences or other contractual arrangements to which a Target Group Company is a party with any third party or any Retained Group Company, relating to the IT Systems or IT Services, including licences of all software, leases of hardware and other procurement of IT Systems or IT Services;

“IT Services” means any services relating to the IT Systems or to any other aspect of the Target Group’s data processing or other information technology requirements, including software development, support or maintenance/managed services, consultancy, source code deposit, recovery and network services, facilities management or hardware maintenance/managed services;

“IT Systems” means all computer programs (in both source and object code form), computer hardware and peripherals, telecommunications and network equipment owned, used, leased or licensed in by or to the Target Group, or the Retained Group for the benefit of the Target Group;

“Kosovo Amount” means €4,800,000;

“Kosovo Completion” means the registration, prior to Completion, of the issued shares in City Hypermarket in the name of a company listed in [bullet];

“Kosovo Liability” means the total liabilities (in Euro) of City Hypermarket, as set out in the financial statements of that company in respect of the financial year ended 31 December 2010 minus the current assets (in Euro) of City Hypermarket, as set out in the financial statements of that company in respect of the financial year ended 31 December 2010;

“Know-How” means all inventions, improvements, modifications, processes, formulae, models, prototypes and sketches, drawings, plans or specifications or any other matters made, devised, developed or discovered by any Target Group Company, alone or with one or more others, relating to or otherwise in connection with the Business;

“Leakage” has the meaning given to it in Part A of [bullet];

“Licences In” means the licences, agreements, authorisations and permissions pursuant to which any Target Group Company uses or exploits (or is permitted to use or exploit) any Intellectual Property belonging to any person that is not a Target Group Company set out in the First Disclosure Letter;

“Licences Out” means the licences, agreements, authorisations and permissions pursuant to which any Target Group Company authorises or permits the use of any Intellectual Property belonging to a Target Group Company to any person that is not a Target Group Company set out in the First Disclosure Letter;

“Lion” has the meaning given to it in paragraph (2) of the list of parties to this Agreement, subject to clause 20.3.4;

“Lion Group Company” means Lion or a company which is, on or at any time after the date of this Agreement, an Affiliate of Lion and includes each Target Group Company after Completion;

“Locked Box Date” means 1 January 2011;

“Long-Term Financial Assets” means an amount equal to:

(a)	the amount of the Long-term financial investments; plus

(b)	the amount of the Related party investments,

translated into Euro in accordance with the methodology to be applied in the Supplemental Report;

“Long-Term Financial Liabilities” means an amount (expressed as a positive figure) equal to:

(a)	the amount of the Long-term financial liabilities; minus

(b)	the principal amount outstanding, if any, under the Novofan Loan (as set out in the 2010 Accounts); minus

(c)	the Ela Option; minus

(d)	such part of the principal amount outstanding on the TP Srbija/VIR Loans as is not repayable within 12 months of 31 December 2010 (as reflected in the 2010 Accounts),

translated into Euro in accordance with the methodology to be applied in the Supplemental Report;

“Longstop Date” means the date falling six months after the date of this Agreement (or, if such day is not a Business Day, on the first Business Day immediately following such day) or such later date as the parties may agree;

“Losses and Expenses” means actions, proceedings, losses (including any payments made under any compromise or settlement made in compliance with paragraph 7.1.4 of [bullet]), damages, liabilities, claims, demands, costs and expenses, including fines, penalties, clean-up costs, and properly incurred legal and other professional fees;

“Novofan” means Novofan Investments Limited, a limited liability company incorporated in Cyprus (registered number HE 244439);

“Novofan Loan” means the loan from Novofan to Primer C;

“Operating Working Capital Days Adjustment” means an amount (which may be a positive or negative figure) equal to:

(a)	the Trade Receivables Days Differential; plus

(b)	the Inventories Days Differential; plus

(c)	the Payables Days Differential,

such amount to be translated into Euro in accordance with the methodology to be applied in the Supplemental Report;

“Other Cash-Like Items” means any Non-trade receivables from Approved RG Companies, translated (other than where such Non-trade receivables are taken into account in the Trade Receivables) into Euro in accordance with the methodology to be applied in the Supplemental Report;

“Other Current Assets” means an amount equal to:

(a)	the amount of the Advances paid; plus

(b)	the amount of the Receivables for overpaid income taxes; plus

(c)	the amount of the VAT and prepayments and deferred expenses,

translated into Euro in accordance with the methodology to be applied in the Supplemental Report;

“Other Current Liabilities” means the amount equal to:

(a)	the amount of the Advances received; plus

(b)	the amount of the Other short-term liabilities and accruals (excluding, for these purposes, the amount of the Interest in the Other short-term liabilities and accruals); plus

(c)	the amount of the Profit tax liabilities,

translated into Euro in accordance with the methodology to be applied in the Supplemental Report;

“Payables Days Differential” means an amount in Serbian Dinars (which may be a positive or negative figure) equal to:

(a)	if APD exceeds 131, (APD – 131) / 360;

(b)	if APD is less than 125, (APD – 125) / 360;

(c)	if APD does not exceed 131 and is not less than 125, zero,

where, in each case, APD means a number of days equal to: (Payables x 360) / Cost of goods sold;

“Permits” means any and all licences, consents, permits, registrations, filings, exemptions, approvals, authorisations or the like, made or issued pursuant to or under, or required by any law, regulation, authority, court or similar, including under or in respect of any Environment Law or otherwise;

“Permitted Leakage” has the meaning given to it in Part B of [bullet];

“Pre-Completion Inventory Count” means an inventory stock count undertaken by or on behalf of a Relevant Target Group Company at each of the individual retail units occupied by such Relevant Target Group Company in Serbia, Albania or Bosnia-Herzegovina (as the case may be) under the applicable following brands: Tempo; Tempo Express; Maxi; Euromax; Euromax Express and Minimaxi, such inventory stock counts to be undertaken (save as provided by clause 5) on a basis which is in all material respects consistent with the practices and procedures adopted by such Relevant Target Group Company in respect of inventory stock counts undertaken by it during the financial year ended 31 December 2010;

“Pre-Completion Inventory Statement” means a statement in the form set out in [bullet];

“Primary Consolidated Financial Statements” means the consolidated statement of financial position as at 31 December 2010, the consolidated income statement for the year ended 31 December 2010, the consolidated statement of comprehensive income for the year ended 31 December 2010, the consolidated cash flow statement for 2010, the consolidated statement of changes in equity for 2010 and the notes relating thereto (comprising a summary of significant accounting policies and other explanatory information) in respect of the 2010 Accounts Entities;

“Primer C” means Primer C d.o.o. Beograd, a limited liability company incorporated in Serbia (registered number 17571818), the issued share capital of which is held, as at the date of this Agreement, by Delta Maxi Beograd (as to 22.62 per cent.) and Novofan (as to 77.38 per cent.);

“Properties” means the properties of the Target Group, details of which are set out in the Properties Schedule, and “Property” means any one of the Properties;

“Properties Schedule” means the schedule, in the agreed form and to be delivered by HTM to Lion, setting out certain details in relation to each of the Properties;

“Purchase Price” means a cash amount (in Euro) equal to:

(a)	€932,500,000; minus

(b)	the EBITDA Adjustment Amount; minus

(c)	the EV Adjustment Amount; minus

(d)	the Kosovo Liability or, if Kosovo Completion has not occurred, the Kosovo Amount; minus

(e)	the amount arising from any adjustment(s) pursuant to 5.2 or clause 7.6.2;

“Recorded Pre-Completion Inventory” means the aggregate amount of the inventories of the Relevant Target Group Companies, as set out in the monthly management accounts of the Relevant Target Group Companies in respect of the period ending on the Inventory Effective Date, translated into Euros at the official middle exchange rate for Euro as at the day immediately preceding the Inventory Effective Date published by the National Bank of Serbia;

“Regulatory Condition” has the meaning given to it in clause 3.2;

“Related Party Contract” means each contract, agreement or arrangement between any Target Group Company and any Retained Group Company which, in each case, is in force at the date of this Agreement, listed in the First Disclosure Letter;

“Relevant Claim” means a claim by Lion under or pursuant to any provision of this Agreement or the Tax Deed;

“Relevant Claims Escrow Account” means the separately designated interest bearing Euro account with Société Générale (Paris branch) (or, if Société Générale refuses to act as the Escrow Agent in relation to the Relevant Claims Escrow Account, such other branch (not being a branch in Serbia) of an international financial institution as may be agreed between Lion and HTM) in the name of the Escrow Agent into which payment of the Relevant Claims Escrow Amount will be made by Lion at Completion;

“Relevant Claims Escrow Amount” means the amount of €100,000,000;

“Relevant Related Party Contract” means a contract, agreement or arrangement between a Target Group Company and a Retained Group Company set out in the agreed form list of Relevant Related Party Contracts, which in each case Lion acknowledges and agrees has been Disclosed for the purposes of clause 7.3.

“Relevant Sales” means the aggregate sales of the Relevant Target Group Companies (applying the same accounting principles and practices as in the determination of Sales (to the extent applicable to the Relevant Target Group Companies)) in the period from 1 January 2011 to the Inventory Effective Date;

“Relevant Target Group Companies” means Delta Maxi Beograd, C Market, Pekabeta, TP Srbija, Euromax and DMBL;

“Relevant Territories” means the former Yugoslav Republic of Macedonia, Serbia, Montenegro, Bosnia-Herzegovina, Albania, Bulgaria, Romania and Greece, and, if Kosovo Completion has occurred, Kosovo;

“Retained Group Company” means HTM or any person which is, on or at any time after the date of this Agreement, an Affiliate of HTM (but excluding any Target Group Company) and “Retained Group” means HTM and all such Affiliates;

“Retained Group Guarantee” mean any subsisting guarantee, provided by any Retained Group Company to secure the obligations of a Target Group Company, which is included in the Financial Master Index;

“Retained Participations” has the meaning given to it in clause 8.6.2;

“Restructuring Condition” means the Condition in clause 3.1.6;

“Second Disclosure Letter” means the letter from the Sellers to Lion in relation to the Warranties, which the Sellers shall deliver to Lion subject to and in accordance with clause 7.2;

“Second Tranche Share” means the participation in the registered share capital of Delta Maxi Beograd, representing, as at Completion, 17.8 per cent. of the registered share capital of Delta Maxi Beograd;

“Second Tranche Share Sale Agreement” means the sale agreement to be executed and certified on the Completion Date, between CyprusCo2 and Lion (or, if relevant,

the Transferee) (or Lion’s or the Transferee’s nominee), relating to the transfer of the Second Tranche Share from CyprusCo2 to Lion (or, if relevant, the Transferee (or Lion or the Transferee’s nominee)), in the agreed form;

“Secured Assets” has the meaning given to it in clause 11.1;

“Sellers” means HTM, together with CyprusCo2 (following execution of the CyprusCo2 Deed of Adherence) and SerbCo (following execution of the SerbCo Deed of Adherence), and “Seller” shall be construed accordingly;

“Senior Management Employee” means any person listed in [bullet];

“SerbCo” means a private limited company (d.o.o.) to be incorporated in Serbia as a wholly-owned subsidiary of CyprusCo1;

“SerbCo Amount” has the meaning given to it in clause 2.2;

“SerbCo Deed of Adherence” means the deed of adherence, in the form set out in Part B of [bullet], executed and delivered by SerbCo pursuant to clause 4.2.1;

SerbCo Escrow Amount” has the meaning given to it in clause 2.3.1;

“Serbian Target Group Company” means a Target Group Company whose place of incorporation is in Serbia;

“Shares” means the First Tranche Share and the Second Tranche Share;

“Short-Term Financial Liabilities” means an amount (expressed as a positive figure) equal to:

(a)	the amount of the Short-term financial liabilities; minus

(b)	such part of the principal amount outstanding on the TP Srbija/VIR Loans as is repayable within 12 months of 31 December 2010 (as reflected in the 2010 Accounts),

translated into Euro in accordance with the methodology to be applied in the Supplemental Report;

“Specific Indemnity Matters” means the matters and circumstances set out in [bullet];

“Supplemental Report” means the audited report which is based on, and supplements, the Primary Consolidated Financial Statements, and which shall:

(a)	include translation of the Primary Consolidated Financial Statements into Euro as follows:

(i)	the consolidated income statement shall be translated using the average rate for the year 2010 (based on the daily closing rates published by the National Bank of Serbia);

(ii)	assets and liabilities shall be translated using the year-end (31 December 2010) closing rate (as published by the National Bank of Serbia); and

(iii)	equity shall be carried forward at historic rates and all resulting exchange differences shall be recognised as a separate component of equity (cumulative translation adjustment – CTA);

(b)	include computation of the 2010 EBITDA and the EV Adjustment Amount (in each case on the basis of the Primary Consolidated Financial Statements); and

(c)	not be subject to any audit qualification;

“Target Group Company” means a company listed in [bullet] or, if(and then from the date that) Kosovo Completion occurs, any such company or City Hypermarket; and “Target Group” means all those companies listed in [bullet] together with, if Kosovo Completion has occurred, City Hypermarket;

“Target Group Guarantee” means any subsisting guarantee provided by any Target Group Company to secure the obligations of a Retained Group Company, ITM d.o.o. Beograd, Jugohemija a.d. Beograd, Jugohemija Farmacija d.o.o Beograd or Beta ITH PBB d.o.o. Beograd, particulars of which are set out in the First Disclosure Letter;

“Tax” has the meaning given to it in the Tax Deed;

“Taxation Authority” has the meaning given to it in the Tax Deed;

“Tax Claim” means a Tax Warranty Claim and/or claim under the Tax Deed;

“Tax Deed” means the deed of tax covenant, in the agreed form, to be entered into between HTM, CyprusCo2, SerbCo and Lion at Completion;

“Tax Warranty Claim” means a claim made by Lion in respect of the Warranties contained in paragraph 17 of [bullet];

“TP Srbija/VIR Loans” means:

(a)	the outstanding principal in the 2010 Accounts of the EUR 3,400,000 loan from Hypo Alpe Adria Bank to TP Srbija a.d. Kragujevac (made pursuant to a loan agreement dated 17 February 2010);

(b)	the outstanding principal in the 2010 Accounts of the RSD 50,000,000 loan from Univerzal Banka to TP Srbija a.d. Kragujevac (made pursuant to a loan agreement dated 19 March 2010);

(c)	the outstanding principal in the 2010 Accounts of the EUR 640,461 loan from Fond za Razvoj Republike Srbije to TP Srbija a.d. Kragujevac (made pursuant to a loan agreement dated 17 February 2010); and

(d)	the outstanding principal in the 2010 Accounts of such part of the EUR 3,300,000 loan from Marfin Bank to Delta Maxi Beograd (made pursuant to a loan agreement dated 29 June 2010) as was provided for the purpose of refinancing the EUR 1,700,000 loan from Bank Austria Creditanstalt to VIR d.o.o. Beograd and the EUR 1,200,000 loan from Unicredi Banke Serbia to VIR d.o.o. Beograd, translated into Euro in accordance with the methodology to be applied in the Supplemental Report;

“Trade Receivables” means an amount equal to:

(a)	the amount of the Trade receivables; minus

(b)	the amount of the Other receivables; minus

(c)	the Other Cash-Like Items;

“Trade Receivables Days Differential” means an amount in Serbian Dinars (which may be a positive or negative figure) equal to:

(a)	if ATRD exceeds 19, ((19 – ATRD) / 360) x Sales;

(b)	if ATRD is less than 15, ((15 – ATRD) / 360) x Sales;

(c)	if ATRD does not exceed 19 and is not less than 15, zero,

where, in each case, ATRD means a number of days equal to:

(Trade Receivables x 360) / Sales;

“Transaction” means the transactions contemplated under this Agreement;

“Transactional Documents” means this Agreement, the Tax Deed, the Transitional Services Agreement, the Disclosure Letters, the CyprusCo2 Deed of Adherence, the SerbCo Deed of Adherence, any deed of adherence that is entered into pursuant to clause 20.3 and all other documents expressed to be in the agreed form;

“Transferee” has the meaning given to it in clause 20.3;

“Transitional Services Agreement” means the transitional services agreement to be entered into at Completion between Delta Maxi Beograd and Delta M d.o.o. Beograd in the agreed form;

“Warranty” means a statement contained in [bullet];

“Warranty Claim” means a claim made by Lion in respect of a breach of Warranty; and

“Wider Territories” means the Relevant Territories, Croatia, the European Union, Kazakhstan, Moldova, Russia, Turkey, Turkmenistan, Ukraine and Uzbekistan.

1.3	In this Agreement, a reference to:

1.3.1	“holding company” is a reference to a company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members; and a reference to a “subsidiary” is a reference to a company in relation to which another company is its holding company;

1.3.2	liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

1.3.3	a party being liable to another party, or to liability, includes, but is not limited to, any liability in contract or tort (including negligence);

1.3.4	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

1.3.5	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.3.6	a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.3.7	“release” or “released” means, in respect of a Target Group Guarantee or Retained Group Guarantee, the Target Group Company or Retained Group Company that is liable under such Target Group Guarantee or Retained Group Guarantee respectively being irrevocably and unconditionally released from its obligations under such Target Group Guarantee or Retained Group Guarantee respectively and/or the underlying obligation that is being guaranteed by that Target Group Company or Retained Group Company respectively being discharged, and “unreleased” shall be construed accordingly;

1.3.8	a “party” means Lion, Lion’s Guarantor or a Seller, and includes a reference to that party’s successors and permitted assigns;

1.3.9	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party;

1.3.10	a clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

1.3.11	“Euro”, “EUR” or “€” is a reference to the lawful currency of Member States of the European Union that have adopted the single currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended;

1.3.12	“RSD” or “Serbian Dinar” is a reference to the lawful currency from time to time of the Republic of Serbia;

1.3.13	times of the day is to Central European Time; and

1.3.14	particular Target Group Companies shall take their meanings from [bullet].

1.4	The headings in this Agreement do not affect its interpretation.

1.5	The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.6	Where any number or amount is expressed as a negative number or amount and/or is preceded by the minus sign, or a calculation results in a negative number or amount and such negative number or amount is to be subtracted from another number or amount (whether positive or negative), then applying the general rule of arithmetic, the equivalent positive number or amount shall be added to that other number or amount (for example, 5-6=(5+6)=11). Where any two amounts are being compared for the purpose of the determining which exceeds which, a positive amount is greater than a negative amount and, of two negative amounts, the amount closer to zero is the greater amount. The symbol “/” shall mean divided by, and the symbol “x” shall mean multiplied by.

1.7	Any monetary sum to be taken into account for the purposes of any Warranty or [bullet] where that sum is expressed in a currency other than Euro shall be translated into Euro:

1.7.1	in the case of Albanian Lek, at the official exchange rate for Euros as at the day immediately preceding the date of this Agreement (or, if such day is not a Business Day, on the Business Day immediately preceding such day) published by the Bank of Albania;

1.7.2	in the case of Bulgarian Lev, at the rate of 1 Euro for 1.95583 Bulgarian Levs;

1.7.3	in the case of Bosnia-Herzegovina Convertible Mark, at the rate of 1 Euro for 1.95583 Bosnia-Herzegovina Convertible Marks; and

1.7.4	in the case of Serbian Dinar, at the official middle exchange rate for Euro as at the day immediately preceding the date of this Agreement (or, if such day is not a Business Day, on the Business Day immediately preceding such day) published by the National Bank of Serbia.

1.8	Where it is necessary to determine whether a monetary limit or threshold referred to in [bullet] has been reached or exceeded and the value of the Relevant Claim is expressed in a currency other than Euro, the value of that Relevant Claim shall be translated into Euro:

1.8.1	in the case of Albanian Lek, at the official exchange rate for Euros as at the date of receipt by the Sellers of written notification from Lion in accordance with paragraph 2 of [bullet] of the existence of such claim (or, if such day is not a Business Day, on the Business Day immediately preceding such day) published by the Bank of Albania;

1.8.2	in the case of Bulgarian Lev, at the rate of 1 Euro for 1.95583 Bulgarian Levs (or, if at the date of receipt by the Sellers of written notification from Lion in accordance with paragraph 2 of [bullet] of the existence of such claim, such rate of exchange is a floating and not fixed rate, the official rate of exchange as at that date (or if such day is not a Business Day, on the Business Day immediately preceding such day) published by The Central Bank of Bulgaria);

1.8.3	in the case of Bosnia-Herzegovina Convertible Mark, at the rate of 1 Euro for 1.95583 Bosnia-Herzegovina Convertible Marks (or, if at the date of receipt by the Sellers of written notification from Lion in accordance with paragraph 2 of [bullet] of the existence of such claim, such rate of exchange is a floating and not fixed rate, the official rate of exchange as at that date (or if such day is not a Business Day, on the Business Day immediately preceding such day) published by The Central Bank of Bosnia-Herzegovina);

1.8.4	in the case of the lawful currency of Kosovo (to the extent that such is not the Euro), at the relevant fixed exchange rate for Euro (or, if at the date of receipt by the Sellers of written notification from Lion in accordance with paragraph 2 of [bullet] of the existence of such claim, such rate of exchange is a floating and not fixed rate, the official rate of exchange as at that date (or if such day is not a Business Day, on the Business Day immediately preceding such day) published by The Central Bank of the Republic of Kosovo); and

1.8.5	in the case of Serbian Dinar, at the official middle exchange rate for Euro as at the date of receipt by the Sellers of written notification from Lion in accordance with paragraph 2 of [bullet] of the existence of such claim (or, if such day is not a Business Day, on the Business Day immediately preceding such day) published by the National Bank of Serbia.

2.	SALE AND PURCHASE

2.1	On and subject to the terms of this Agreement HTM agrees to procure the sale of, and Lion agrees to buy, the Shares and each right attaching to the Shares at or after Completion, free from any Encumbrance.

2.2	The aggregate consideration payable for the Shares is the Purchase Price, 82.2 per cent. of which (the “SerbCo Amount”) shall be payable to SerbCo and 17.8 per cent. of which (the “CyprusCo2 Amount”) shall be payable to CyprusCo2.

2.3	Lion shall pay, on account of the Purchase Price, to:

2.3.1	SerbCo an amount (the “SerbCo Escrow Amount”) equal to:

(a)	the SerbCo Amount; minus

(b)	by way of a retention in respect of the SerbCo Amount, the Relevant Claims Escrow Amount; and

2.3.2	to CyprusCo2 the CyprusCo2 Amount,

in each case, at Completion and in accordance with clause 4.3.

2.4	HTM covenants that, subject to the completion of the partial demerger and the contribution referred to in recital (A) of this Agreement, the completion of the Internal Restructuring, and the satisfaction of the Condition in clause 3.1.10, it:

2.4.1	will have the right to procure the transfer of the legal and beneficial title to the Shares in accordance with this Agreement; and

2.4.2	will procure that the Shares are transferred free from all Encumbrances.

2.5	HTM waives (and undertakes to procure that each other person shall waive) all rights of pre-emption or similar rights over any of the Shares conferred on it or any other person either by the articles of association of Delta Maxi Beograd, or in any other way.

3.	CONDITIONS

3.1	Completion is conditional on the following Conditions being satisfied or waived in accordance with this Agreement:

3.1.1	the Competition Authority of Albania having issued a merger clearance in respect of the Transaction, or the relevant time periods for such a decision to be issued having expired without the Commission for Competition Authority of Albania adopting such a decision;

3.1.2	the Commission for the Protection of Competition of Bulgaria having issued a merger clearance in respect of the Transaction;

3.1.3	the Kosovo Competition Commission having issued a merger clearance in respect of the Transaction, or the relevant time periods for such a decision to be issued having expired without the Kosovo Competition Commission adopting such a decision;

3.1.4	the Department of Internal Trade and Competition of the Ministry of Economy of the Republic of Montenegro having issued a merger clearance in respect of the Transaction, or the relevant time periods for such a decision to be issued having expired without the Department of Internal Trade and Competition of the Ministry of Economy of the Republic of Montenegro adopting such a decision;

3.1.5	the Commission for Protection of Competition of the Republic of Serbia having issued a merger clearance in respect of the Transaction, or the relevant time periods for such a decision to be issued having expired without the Commission for Protection of Competition of the Republic of Serbia adopting such a decision;

3.1.6	the Internal Restructuring, and the partial demerger and the contribution referred to in Recital (A) of this Agreement, each in case having been completed, and the details relating to the Target Group set out in [bullet] having become true and accurate in all respects (save in respect of any changes to item 6 ((Acting) Directors) and/or item 7 (Managing Board) of a Target Group Company as set out in [bullet], provided that any such change has in each case been notified in writing to Lion prior to Completion);

3.1.7	HTM having delivered to Lion a duly completed Guarantee Certificate showing that the maximum aggregate outstanding liability of the relevant Target Group Companies under the unreleased Target Group Guarantees set out in Part C of the Appendix 1 to such Guarantee Certificate will, following the release, in accordance with the First Escrow Instructions, of the Target Group Guarantees set out in Part B of the Appendix to such Guarantee Certificate, be less than €80,000,000;

3.1.8	the 2010 EBITDA being not less than €77,000,000;

3.1.9	the Majority Lenders (as defined in the Delhaize Credit Agreement) having granted a waiver to Lion’s Guarantor and to Delhaize America, LLC in respect of the Transaction pursuant to Article 6 of the Delhaize Credit Agreement; and

3.1.10	immediately prior to Completion there being no order, injunction, judgment or decree restricting HTM from transferring or procuring the transfer of the Shares to Lion (including for these purposes the indirect change of ownership of the shares of the Target Group as a consequence of the transfer of the Shares) on the terms of this Agreement.

3.2	Lion shall make all reasonable efforts to satisfy the Banking Condition (including not taking any action which it is aware is reasonably likely to prejudice the satisfaction of the Banking Condition), and shall use all reasonable efforts (including agreeing to all conditions, undertakings and/or divestments) to achieve satisfaction of the Conditions in clauses 3.1.1 to 3.1.5 (both inclusive) (each, a “Regulatory Condition”), in each case as soon as possible after the date of this Agreement and in any event not later than 6 pm on the Longstop Date, provided that in seeking to satisfy the Regulatory Conditions in accordance with this clause 3.2 Lion shall not be obliged to agree to any conditions, undertakings or divestments if such conditions, undertakings or divestments are material in the context of the Transaction.

3.3	Lion shall, to the extent practicable, provide HTM with drafts of material correspondence with each relevant competition authority and any other competent authority or body (including Lion’s filing relating to each Regulatory Condition) and, to the extent practicable, shall consult HTM prior to their submission to the competent authorities. In addition, Lion shall, to the extent practicable, notify HTM in advance of any meetings or material discussions with the relevant governmental authorities, and (where in Lion’s reasonable opinion this would not unduly delay the process) shall offer HTM the opportunity to have one observer to attend material meetings or discussions unless the relevant authorities prohibit such attendance.

3.4	The parties agree that the information required to prepare the filings to satisfy the Regulatory Conditions as well as all requests and enquiries from the relevant competition authorities or any other government, governmental, supranational or trade agency, court or other regulatory body shall be dealt with by HTM and Lion promptly and in consultation with each other and HTM and Lion shall promptly co-operate with and provide all necessary information and assistance needed in that respect and/or required by the relevant competition authorities or other such government, agency, court or body upon being requested to do so by the other.

3.5	Lion shall provide evidence reasonably satisfactory to HTM of the satisfaction of the Banking Condition and of each Regulatory Condition, in each case within two Business Days of its satisfaction.

3.6	HTM shall satisfy the Restructuring Condition, and shall make all reasonable efforts to satisfy the Guarantee Condition, in each case as soon as possible after the date of this Agreement and in any event not later than 6 pm on the Longstop Date, and shall provide evidence reasonably satisfactory to Lion of the satisfaction of the Restructuring Condition within two Business Days of its satisfaction.

3.7	HTM shall ensure that the Target Group draws up:

3.7.1	the Primary Consolidated Financial Statements:

(a)	on a basis consistent, in all material respects, with the basis on which the 2009 Accounts were prepared (save as Disclosed at paragraph 14.1 of the First Disclosure Letter and other than, to the extent relevant, in respect of the accounting treatment of the Disclosed Supply Contracts (but without prejudice to the obligation contained in clause 3.7.1(b))) and, in all material respects, in the same format as the 2009 Accounts; and

(b)	which will not be subject to any audit qualification;

3.7.2	the Supplemental Report,

(together the “Draft 2010 Accounts”), which shall be audited by KPMG d.o.o. Beograd, as soon as practicable following 31 December 2010.

3.8

Without prejudice to the requirements of clause 3.7, HTM shall use all reasonable endeavours to ensure that the Draft 2010 Accounts are submitted to Lion for review by Lion by not later than 15 April 2011. The purpose of the provision of the Draft 2010 Accounts to Lion shall be to permit Lion to satisfy itself that the Primary Consolidated Financial Statements have been prepared in accordance with clause

3.7.1(a) and for no other purpose. HTM shall procure that the Target Group gives Lion (and its employees, agents and advisers) access (during normal business hours) to all relevant files and/or working papers (with the right to take copies at Lion’s expense) in the Target Group’s possession or control to the extent they are reasonably required for such purpose, and access at all reasonable times to Jasminka Kiselcic (who shall give such explanations as Lion may reasonably require for such purpose), provided however that HTM shall not be obliged to make the work papers of KPMG d.o.o. Beograd available to any person unless and until such person has signed a customary agreement relating to access to such work papers in form and substance reasonably acceptable to KPMG d.o.o. Beograd. Lion and HTM each agree to consult with each other and to promptly co-operate with and provide all necessary information and assistance reasonably needed in connection with Lion’s review of the Draft 2010 Accounts in accordance with this clause 3.8.

3.9	The Draft 2010 Accounts shall constitute the 2010 Accounts unless, within 25 Business Days of their being received by Lion, Lion delivers to HTM notice to the contrary specifying:

3.9.1	the item or items disputed;

3.9.2	Lion’s reasons; and

3.9.3	how the Draft 2010 Accounts should be adjusted,

it being agreed that Lion may only dispute items in the Draft 2010 Accounts on the basis that the Primary Consolidated Financial Statements have not been prepared in accordance with clause 3.7.1(a). If Lion and HTM resolve the matters raised in any such notice in the 15 Business Days following receipt of the notice, the Draft 2010 Accounts (adjusted, if necessary, as agreed by Lion and HTM) shall constitute the 2010 Accounts.

3.10	If Lion and HTM are unable to reach agreement within 15 Business Days of any such notice as is referred to in clause 3.9, the matter(s) in dispute may, at the written election of Lion or HTM, be referred to the decision of an independent chartered accountant (the “Independent Accountant”) to be appointed (in default of nomination by agreement between Lion and HTM) by the President for the time being of the Institute of Chartered Accountants in England and Wales on the written application of Lion or of HTM (whichever applies first). The Independent Accountant shall act as an expert and not as an arbitrator and neither the Arbitration Act 1996 nor any earlier or later enactments on arbitration shall apply. The Independent Accountant’s decision shall (in the absence of manifest error) be final and binding on the parties for all the purposes of this Agreement. The Draft 2010 Accounts, as adjusted (if necessary) to reflect the Independent Accountant’s final and binding decision, shall constitute the 2010 Accounts. The costs of the Independent Accountant shall be apportioned between the parties as the Independent Accountant shall decide but each party shall be responsible for its own costs of presenting its case to the Independent Accountant.

3.11	At any time on or before 6 pm on the Longstop Date:

3.11.1	Lion may in its absolute discretion waive a Regulatory Condition, the Restructuring Condition, the Banking Condition and/or the Guarantee Condition by notice to HTM on any terms it decides; and

3.11.2	HTM and Lion may jointly waive the Condition in clause 3.1.8 or 3.1.10 on any terms they decide.

3.12	If, at any time, a party becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall promptly inform the other party of the matter.

3.13	If a Condition has not been satisfied or waived in accordance with this Agreement by 6 pm on the Longstop Date, or a Condition becomes incapable of satisfaction at any time prior to the Longstop Date and is not waived in accordance with clause 3.11, this Agreement shall automatically terminate with immediate effect. Each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination.

4.	COMPLETION

4.1	Completion shall take place at the offices of Jankovic, Popovic and Mitic unlimited partnership of lawyers, Belgrade on the date (the “Completion Date”) which is five Business Days after the date (not being later than the Longstop Date) on which the last of the Conditions to be satisfied (or waived) is satisfied (or waived) in accordance with this Agreement or, if later, five Business Days after the date of the Pre-Completion Inventory Statement to be delivered to Lion in accordance with clause 5.2.

4.2	Not less than two Business Days prior to the Completion Date:

4.2.1	HTM shall procure that CyprusCo2 executes and delivers the CyprusCo2 Deed of Adherence and SerbCo executes and delivers the SerbCo Deed of Adherence, it being acknowledged and agreed by the parties that:

(a)	following the execution of the CyprusCo2 Deed of Adherence and SerbCo Deed of Adherence by CyprusCo2 and SerbCo respectively, each of CyprusCo2 and SerbCo shall have the benefit of and be subject to the burden of all the applicable provisions and continuing obligations of this Agreement as if it had been an original party and was named in it as CyprusCo2 or SerbCo respectively (and as a Seller), and this Agreement shall be interpreted accordingly;

(b)	nothing in clause 4.2.1(a) shall affect a party’s accrued rights and obligations under this Agreement or shall be construed as requiring any party to perform again any obligation or discharge again any liability already performed or discharged, or as entitling any party to receive again any benefit already enjoyed;

(c)	for the purposes of clause 21, CyrpusCo2’s and SerbCo’s respective address shall be that set out in the CyprusCo2 Deed of Adherence and SerbCo Deed of Adherence respectively; and

(d)	each of CyprusCo2 and SerbCo may enforce the terms of this clause 4.2.1 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999; and

4.2.2	SerbCo and Lion shall:

(a)	sign the Escrow Letters;

(b)	ensure that the Escrow Agents have signed the Escrow Letters; and

(c)	sign and deliver the First Escrow Instructions to the Escrow Agent.

4.3	At Completion HTM and Lion shall do all those things respectively required of them in [bullet], and Lion shall pay:

4.3.1	the CyprusCo2 Amount into the CyprusCo2 Account;

4.3.2	the SerbCo Escrow Amount into the Guarantee Escrow Account; and

4.3.3	the Relevant Claims Escrow Amount into the Relevant Claims Escrow Account,

such payments to constitute (once the transfers to the relevant accounts have been completed) an absolute discharge of Lion’s obligations to pay the Purchase Price.

4.4	The parties agree that:

4.4.1	the Escrow Agent shall, in accordance with the First Escrow Instructions, use monies standing to the credit of the Guarantee Escrow Account to pay:

(a)	on behalf of each relevant Retained Group Company identified in Part B of the Guarantee Certificate, by way of repayment of the amount owed by such Retained Group Company to the financial or other creditor which is a beneficiary of the relevant Target Company Guarantee, the amount identified in Part B of the Appendix 1 to the Guarantee Certificate, within 14 days of the Completion Date; and

(b)	to SerbCo an amount equal to:

(i)	the SerbCo Escrow Amount; minus

(ii)	the aggregate amount to be paid pursuant to clause 4.4.1(a); minus

(iii)	the aggregate maximum liability of the Target Group Companies under the Target Group Guarantees which will remain unreleased after the payments in clause 4.4.1(a), as set out in Part C of Appendix 1 to the Guarantee Certificate,

within 1 Business Day of the Completion Date;

4.4.2	the remaining money in the Guarantee Escrow Account, after the payments in clause 4.4.1, shall only be used in accordance with the provisions set out in clause 6 and in the Escrow Letter that relates to such account, and each party shall ensure that all rights to the Guarantee Escrow Account remain free from any Encumbrance, set off or counterclaim; and

4.4.3	the money in the Relevant Claims Escrow Account shall only be used in accordance with the provisions set out in clause 10 and in the Escrow Letter that relates to such account, and each party shall ensure that all rights to the Relevant Claims Escrow Account remain free from any Encumbrance, set off or counterclaim.

4.5	Neither HTM nor Lion is obliged to complete this Agreement unless the other party complies with all its obligations under this clause 4 and [bullet] and if Completion does not take place on the Completion Date because Lion or HTM fails to comply with any of its obligations under this clause 4 and [bullet] (whether such failure amounts to a repudiatory breach or not) (such defaulting party, the “Defaulting Party”) and the other of HTM or Lion (the “Non-Defaulting Party”) may by notice to the Defaulting Party:

4.5.1	proceed to Completion to the extent reasonably practicable (without limiting its rights under this Agreement); or

4.5.2	postpone Completion to a date not more than 10 Business Days after the Completion Date and not later than the Long Stop Date.

4.6	If the Non-Defaulting Party postpones Completion to another date in accordance with clause 4.5.2, the provisions of this Agreement apply as if that other date is the Completion Date save that the Non-Defaulting Party shall in addition to its other rights under clause 4.5 be entitled to terminate this Agreement if Completion does not take place because the Defaulting Party fails to comply with any of its obligations under this clause 4 and [bullet] and such failure to comply is material in the context of the Transaction.

4.7	If a party terminates this Agreement pursuant to clause 4.6, each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination.

4.8	Each of SerbCo and CyprusCo2 declares that so long as it remains the registered holder of all or any part of the First Tranche Share or Second Tranche Share respectively it will:

4.8.1	hold all or such part of the First Tranche Share or Second Tranche Share (as the case may be) and all dividends and other distributions in respect of it, and all other rights arising out of or in connection with it, in trust for Lion; and

4.8.2	at all times deal with and dispose of all or such part of the First Tranche Share or Second Tranche Share (as the case may be), and all such dividends, distributions and rights attaching to it, as Lion may direct (and at Lion’s cost).

5.	INVENTORY COUNT

5.1	HTM shall procure that each Relevant Target Group Company carries out a Pre-Completion Inventory Count by reference to the inventories of such Relevant Target Group Company in Serbia, Albania or Bosnia-Herzegovina (as the case may be) as at 31 May 2011 or, if the last of the Conditions to be satisfied (or waived) is satisfied (or waived) in accordance with this Agreement on or prior to 15 April 2011, as at 29 April 2011 (either date, the “Inventory Effective Date”). Not less than 5 Business Days prior to commencing the Pre-Completion Inventory Counts, HTM shall provide to Lion the proposed inventory counting procedures, which will be consistent in all material respects with the inventory counts performed by the Relevant Target Group Company during the financial year ended 31 December 2010. In addition, HTM shall provide Lion with written notice in advance of the dates and times of all inventory stock counts that are proposed to be undertaken pursuant to the Pre-Completion Inventory Counts, and:

5.1.1	Lion may upon reasonable notice to HTM, nominate employees, agents or representatives of Lion to attend such inventory stock counts (each as an observer);

5.1.2	HTM shall procure that Lion is provided with all such information and documentation as Lion may reasonably request in connection with the Pre-Completion Inventory Counts; and

5.1.3	HTM shall take account of any reasonable representations that Lion may make to HTM in relation to the consistency of methodology as between the Pre-Completion Inventory Counts and historic inventory counting procedures provided to Lion pursuant to this clause 5.1.

5.2	HTM shall procure that all Pre-Completion Inventory Counts are completed by no later than 20 Business Days of the Inventory Effective Date and shall provide the Pre-Completion Inventory Statement to Lion not more than 35 Business Days of the Inventory Effective Date. If Actual Inventory Shrinkage exceeds 1.5 per cent., the Purchase Price shall be reduced by an amount in Euros equal to the product of:

5.2.1	the Relevant Sales; and

5.2.2	the Actual Inventory Shrinkage minus 1.5 per cent.,

and if Actual Inventory Shrinkage does not exceed 1.5 per cent., the Purchase Price shall not be adjusted pursuant to this clause 5.2.

6.	TARGET GROUP GUARANTEES

6.1	Without prejudice to clause 6.3, HTM:

6.1.1	shall procure the release of each Target Group Company that has provided a Target Group Guarantee from such Target Group Guarantee within 18 months of Completion;

6.1.2	shall use its reasonable efforts to co-ordinate the release of each Target Group Guarantee with the release of each Retained Group Guarantee pursuant to clause 12.3;

6.1.3	following Completion and pending such release, subject to and in accordance with this clause 6, agrees jointly and severally with SerbCo to pay to Lion on demand an amount equal to any Losses and Expenses incurred by a Lion Group Company which arises from a Target Group Guarantee set out in Part C of Appendix 1 to the Guarantee Certificate which has not been released; and

6.1.4	shall promptly deliver to Lion any deed of release or similar document which is provided to a Retained Group Company by the beneficiary of a Target Group Guarantee following the release of that Target Group Guarantee.

6.2	Lion shall provide all such assistance as HTM may reasonably request (but at no cost to Lion) in connection with its obligations pursuant to clause 6.1. Within 5 Business Days of the date that is 18 months after the Completion Date, SerbCo and Lion shall instruct the Escrow Agent to pay:

6.2.1	on behalf of each relevant Retained Group Company, ITM d.o.o. Beograd, Jugohemija a.d. Beograd, Jugohemija Farmacija d.o.o Beograd and/or Beta ITH PBB d.o.o. Beograd (as the case may be), by way of repayment of the amount owed by such company to each financial or other creditor which is a beneficiary of the relevant Target Group Guarantee, an amount from the Guarantee Escrow Account equal to the amount required to ensure that each Target Group Company is released from each Target Group Guarantee; and

6.2.2	following the payments pursuant to clause 6.2.1, to SerbCo the balance of any monies in the Guarantee Escrow Account.

6.3	HTM shall procure that by not later than the first anniversary of the Completion Date the aggregate outstanding liabilities under the unreleased Target Group Guarantees shall not exceed €20,000,000 and shall on the first anniversary of the Completion Date deliver to Lion a certificate signed by an authorised signatory of HTM confirming that the aggregate outstanding liabilities under such Target Group Guarantees do not exceed €20,000,000, together with such other evidence as Lion may reasonably request in connection therewith. If at that date the balance of the Guarantee Escrow Account exceeds €20,000,000, SerbCo and Lion shall within 5 Business Days instruct the Escrow Agent to pay, on behalf of the relevant Retained Group Companies, ITM d.o.o. Beograd, Jugohemija a.d. Beograd, Jugohemija Farmacija d.o.o Beograd and/or Beta ITH PBB d.o.o. Beograd (as the case may be), by way of partial or full (as the case may be) repayment of the amount owed by such companies to those financial or other creditors which are beneficiaries of the relevant Target Group Guarantee and are nominated by Lion (after taking account of the views of HTM) such aggregate amount as will reduce the balance of the Guarantee Escrow Account to €20,000,000.

6.4	If Lion wishes to use money in the Guarantee Escrow Account in settling a Guarantee Claim:

6.4.1	Lion shall notify HTM and SerbCo of the Guarantee Claim stating in reasonable detail the nature of the Guarantee Claim and the amount claimed in respect of the Guarantee Claim (for the purposes of this clause 6, the “Amount Claimed”);

6.4.2	within 15 Business Days starting on the day after receipt of notice of the Guarantee Claim HTM and SerbCo may notify Lion:

(a)	whether or not they accept liability for the Guarantee Claim; and

(b)	whether or not they accept the Amount Claimed and if they do not, the part of the Amount Claimed they do accept;

6.4.3	if HTM and SerbCo fail to notify Lion in accordance with clause 6.4.2, HTM and SerbCo shall be deemed to have accepted liability for the Guarantee Claim;

6.4.4	if HTM and SerbCo fail to notify Lion in accordance with clause 6.4.2 or HTM and SerbCo accept liability in respect of a Guarantee Claim but accept part only of the Amount Claimed, the parties shall seek to agree the matter in dispute, failing which the matter may be referred, no earlier than 10 Business Days after the expiry of the 15-Business Day period referred to in clause 6.4.2, by one or both of HTM and SerbCo (acting jointly), and Lion for determination by the arbitral tribunal in accordance with clause 22;

6.4.5	without prejudice to clause 6.4.6, if HTM and SerbCo accept liability in respect of a Guarantee Claim but accept part only of the Amount Claimed, that part of the Amount Claimed which is accepted shall be paid to Lion out of the money standing to the credit of the Guarantee Escrow Account; and

6.4.6	if HTM and SerbCo accept the Amount Claimed or there is a determination of the amount payable in respect of the Guarantee Claim by the arbitral tribunal following proceedings brought in accordance with clause 22, the amount so accepted or determined (less any money previously paid under clause 6.4.5 in respect of the Guarantee Claim) shall be paid to Lion out of money standing to the credit of the Guarantee Escrow Account.

6.5	To the extent that a payment to Lion out of the Guarantee Escrow Account is made in partial satisfaction of an Amount Claimed, such payment is deemed to be a payment on account of the amount finally agreed or determined to be payable in respect of the Amount Claimed.

6.6	Notwithstanding the provisions of this clause 6, if the beneficiary under a Target Group Guarantee exercises its right to enforce its claim against the Target Group pursuant to such Target Group Guarantee, Lion shall be entitled to immediate payment of the total amount claimed by such beneficiary from the Guarantee Escrow Account in order to satisfy such claim.

6.7

Following Completion, within five Business Days of a Target Group Guarantee being released and HTM providing Lion with reasonably satisfactory evidence of such release, the amount set out in Part C of Appendix 1 to the Guarantee Certificate against that Target Group Guarantee shall be paid to SerbCo provided that the balance of such Escrow Account shall, following such release, be equal to or greater than the aggregate liability of the unreleased Target Group Guarantees in Part C of Appendix 1 to the Guarantee Certificate at that time.

6.8	If SerbCo or Lion is entitled to money from the Guarantee Escrow Account, SerbCo and Lion shall within five Business Days of the date on which the entitlement arises jointly instruct the Escrow Agent in writing to release the money to SerbCo or Lion, as the case may be together with an amount (less any Tax and other amount the Escrow Agent is legally required to deduct from that amount (and in the event that any amount is so deducted, SerbCo shall pay (or procure is paid) the equivalent amount to Lion)) equal to the interest actually accrued on such sum in the Guarantee Escrow Account calculated for the period from the Completion Date to the date of payment (both dates inclusive). Notwithstanding the provisions of this clause 6.8, the parties agree that in the circumstances contemplated by clause 6.6, Lion shall be entitled to provide instructions to the Escrow Agent unilaterally and without reference to SerbCo.

6.9	SerbCo and Lion shall each pay half of the Escrow Agent’s fees and costs in respect of any work done pursuant to this clause 6.

6.10	Lion and SerbCo acknowledge that the Escrow Agent may withdraw from the Guarantee Escrow Account an amount of tax on the interest earned in respect of money held in the Guarantee Escrow Account for which it is or may become liable.

7.	SELLERS’ WARRANTIES

7.1	HTM warrants to Lion in the terms set out in [bullet] (in relation to paragraph 1 only in relation to itself, and excluding paragraphs 3.8, 9.12, 14.2 and 14.4 (the latter other than to the extent it relates to the 2009 Accounts)) at the date of this Agreement. Each of the Warranties shall be separate and independent and (except as otherwise provided) shall not be limited by reference to any other Warranty. Immediately before Completion, the Sellers are deemed to jointly and severally warrant to Lion in the terms set out in [bullet] (excluding paragraph 9.12 in the event that Kosovo Completion has not occurred but including, for the avoidance of doubt, paragraphs 3.8, 14.2 and 14.4) by reference to the facts and circumstances as at Completion (and for this purpose only, where there is an express or implied reference in a Warranty (other than the Warranties in paragraphs 7.1, 15, 18, 19 and 21 of [bullet]) to the “date of this Agreement” or the “First Disclosure Letter”, that reference is to be construed as a reference to the Completion Date or the Second Disclosure Letter respectively).

7.2	Not less than 15 Business Days prior to the Completion Date the Sellers shall deliver the Second Disclosure Letter to Lion, provided that such letter may not include any general disclosures, or disclosures of facts and matters which arose prior to the date of this Agreement or which arose as a direct result of an act or thing done by any Target Group Company after the date of this Agreement and prior to Completion (other than any act or thing done in the ordinary course of business, or in order to comply with this Agreement or with any law or regulation, or with the written consent of a Lion Group Company).

7.3	The Warranties given:

7.3.1	on the date of this Agreement are qualified by the facts and circumstances Disclosed in the First Disclosure Letter or in any of the documents annexed to and referred to in the First Disclosure Letter and by the contents of this Agreement;

7.3.2	immediately before Completion are qualified by the facts and circumstances Disclosed in the Disclosure Letters or in any of the documents annexed to and referred to in the Disclosure Letters, the Guarantee Certificate and by the contents of this Agreement.

7.4	None of the Warranties given at the date of this Agreement is subject to, or qualified in any way by, anything Disclosed in the Second Disclosure Letter. HTM acknowledges and agrees that the ability of Lion to bring any claim in respect of a breach of a Warranty given at the date of this Agreement will not be prejudiced or affected in any way by any knowledge that Lion acquires as a result of anything Disclosed in the Second Disclosure Letter.

7.5	HTM undertakes that prior to Completion it shall promptly give Lion written notice of any matter, event or circumstance of which it becomes aware and which would constitute a breach of the Warranties deemed to be given immediately prior to Completion or of the Specific Indemnity Matters (to the extent that it has become an actual liability of a Target Group Company) with sufficient details to enable Lion to identify the nature and the scope of the matter being notified to it, and (if requested by Lion) use all reasonable endeavours promptly to remedy the matter, event or circumstance.

7.6	If, prior to Completion, Lion becomes aware of a fact, matter or circumstance that would constitute a breach of a Warranty when such Warranty is deemed to be given by the Sellers immediately prior to Completion (ignoring for this purpose the effect of the Second Disclosure Letter) and/or that there is an actual liability of a Target Group Company under a Specific Indemnity Matter, and as a result of which, were Completion to take place, the Sellers would be liable for one or more Warranty Claims (applying, for the avoidance of doubt, paragraph 1.1.1 of [bullet]) and/or claims pursuant to clause 8.4 in an amount, in aggregate, of:

7.6.1	more than €50,000,000 (such claim(s) being, the “Termination Claim(s)”), Lion shall be entitled to terminate this Agreement; or

7.6.2	€5,500,000 but less than €50,000,000 (such claim(s) being, the “Shared Claim(s)”), the parties shall, subject to the satisfaction or waiver of the Conditions in accordance with this Agreement, proceed to Completion and the Purchase Price shall be reduced by an amount that is equal to:

(a)	50 per cent. of the aggregate amount of the Shared Claim(s); minus

(b)	€5,500,000,

and paragraph 1.1.2 of [bullet] shall not apply in respect of the first Warranty Claim (if any) following Completion; or

7.6.3	€5,500,000 or less (such claim(s) being the “Pre-Completion Lion Liability”), the parties shall, subject to the satisfaction or waiver of the Conditions in accordance with this Agreement, proceed to Completion and, in respect of the first Warranty Claim (if any) following Completion (applying, for the avoidance of doubt, paragraph 1.1.1 of [bullet]), the amount referred to in paragraph 1.1.2 of [bullet] shall be reduced by an amount equal to the quantum of any Warranty Claim(s) forming part of the Pre-Completion Lion Liability.

7.7	If:

7.7.1	Lion:

(a)	does not exercise its right of termination under clause 7.6.1 and proceeds to Completion it shall not be able to claim damages or any other remedy in respect of the Termination Claim(s); or

(b)	terminates this Agreement pursuant to clause 7.6.1, each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination (other than Lion’s rights to bring any claim for a breach of clause 7.1 or 8.4 which shall be extinguished by such termination);

7.7.2	the parties proceed to Completion in the circumstances contemplated in clause 7.6.2 or 7.6.3, Lion shall not be able to claim damages or any other remedy in respect of the Shared Claim(s) or the Pre-Completion Lion Liability respectively.

7.8	HTM undertakes to Lion to waive any and all claims (including for negligence) that they might otherwise have against any Target Group Company and/or their respective officers, employees, agents and consultants or any of them in respect of any information that any such person has in any capacity supplied to HTM or any of them in connection with the Warranties, the Tax Deed and/or the information Disclosed.

8.	SELLERS’ UNDERTAKINGS AND INDEMNITIES

8.1	Between the date of this Agreement and Completion [bullet] shall apply.

8.2	HTM undertakes that no Target Group Company has permitted or shall permit any Leakage (other than Permitted Leakage) between the Locked Box Date and Completion. HTM shall pay to Lion (or such other Target Group Company as Lion may direct) on demand an amount equal to any Leakage (other than any Permitted Leakage) between the Locked Box Date and Completion. HTM shall notify Lion as soon as practicable upon becoming aware that any Leakage (other than Permitted Leakage) has occurred or is likely to occur between the Locked Box Date and Completion.

8.3	All sums payable by HTM pursuant to clause 8.2 shall be paid free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by law, in which event or in the event that any Target Group Company shall incur any liability for Tax chargeable or assessable in respect of any payment pursuant to clause 8.2, HTM shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the relevant Target Group Company (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to Tax been incurred.

8.4	Subject to Completion, the Sellers jointly and severally agree on demand to indemnify and hold each Lion Group Company harmless (and keep indemnified and held harmless) against any and all Losses and Expenses incurred by any Lion Group Company arising out of or resulting from any of the Specific Indemnity Matters, provided that if any such Losses and Expenses are incurred by a Lion Group Company (the “Relevant Lion Group Company”), some of whose shares are not owned by another Lion Group Company, the amount payable pursuant to this clause 8.4 shall be reduced by a percentage equal to the percentage of shares of the Relevant Lion Group Company not owned by another Lion Group Company.

8.5	HTM shall not and shall procure that no Retained Group Company shall, whether directly or indirectly, negotiate or enter into any discussions, arrangements or understandings whatsoever, or provide information of any kind to any third party with a view to a third party acquiring any interest (directly or indirectly) in the Shares (or any of them) after the date of this Agreement and prior to the Long Stop Date.

8.6	HTM shall ensure that:

8.6.1	the Other Cash-Like Items are repaid in full to the relevant Target Group Companies by not later than the date that is 45 days after the Completion Date. To the extent that any amount of the Other Cash Like Items remains outstanding as at that date, interest shall accrue on the sum that remains outstanding from the date that is 45 days after the Completion Date until payment at the rate of 8 per cent. (accrued daily and compounded monthly);

8.6.2	the Long-Term Financial Assets (other than the participations in Milan Toplica a.d. u stecaju and Delta Humanitarni Fond, (together the “Retained Participations”), the participation in PDM d.o.o. Pudarci and the “receivables from apartments”, which are in each case included in the Long-Term Financial Assets) are sold or transferred to a Retained Group Company prior to the Completion Date the consideration for which will be settled no later than 45 days after the Completion Date; and

8.6.3	within 5 days of being provided evidence reasonably satisfactory to it that Delta Maxi Beograd has acquired, pursuant to the put or call option set out in the Ela Purchase Agreement, the remaining 49 per cent. of the share capital in Ela Kotor not already owned by it, the Ela Amount is paid to Lion.

8.7	HTM confirms that:

8.7.1	the outstanding interest that is owed pursuant to the agreement in respect of the Novofan Loan and which has not been converted into equity will be contained in the Short-term financial liabilities;

8.7.2	the two unpaid instalments of the purchase price (due September 2011 and September 2012) and owed pursuant to the privatization agreement entered into in respect of TP Srbija will be contained in the Short-term financial liabilities (in the case of the instalment due in September 2011) and in the Long-term financial liabilities (in the case of the instalment due in September 2012);

8.7.3	the liability of TP Srbija in respect of unpaid mandatory health contributions pursuant to the conditional decision of the Kragujevac Tax Administration on 22 June 2009 will be contained in the Other current liabilities;

8.7.4	the sum of €250,000 paid by Delta Maxi Beograd to Delta Real Estate d.o.o. Beograd in respect of the “TEMPO Cash and Carry” trademark will be contained in the Trade payables; and

8.7.5	the payment to Mr Pidzula made in January 2011 will be contained in the Short-term financial liabilities.

8.8	In the event that a Related Party Contract is a loan from a Target Group Company to a Retained Group Company and such Related Party Contract does not provide that interest shall be payable, then notwithstanding the terms of such Related Party Contract, interest shall be payable from the Locked Box Date until the earlier of Completion and the repayment of that loan at the rate of 7 per cent. per annum (compounded monthly).

9.	LIMITATIONS ON SELLERS’ LIABILITY

The Sellers’ liability for Relevant Claims shall be limited or excluded, as the case may be, as set out in [bullet].

10.	RELEVANT CLAIMS ESCROW ACCOUNT

10.1	If Lion wishes to use money in the Relevant Claims Escrow Account in settling a Relevant Claim:

10.1.1	Lion shall notify the relevant Sellers of the Relevant Claim stating in reasonable detail the nature of the Relevant Claim and the amount claimed in respect of the Relevant Claim (for the purposes of this clause 10, the “Amount Claimed”);

10.1.2	within 15 Business Days starting on the day after receipt of notice of the Relevant Claim the relevant Seller(s) may notify Lion:

(a)	whether or not it/they accept(s) liability for the Relevant Claim; and

(b)	whether or not it/they accept(s) the Amount Claimed and if/they it do(es) not, the part of the Amount Claimed it/they do(es) accept;

10.1.3	if such Seller(s) fail(s) to notify Lion in accordance with clause 10.1.2, such Seller(s) shall be deemed not to have accepted liability for the Relevant Claim;

10.1.4	if such Seller(s) fail(s) to notify Lion in accordance with clause 10.1.2, or notify Lion in accordance with clause 10.1.2 and do(es) not accept liability for the Relevant Claim or accept(s) liability in respect of a Relevant Claim but accept(s) part only of the Amount Claimed, the Lion and such Seller(s) shall seek to agree the matter in dispute, failing which the matter may be referred, no earlier than 10 Business Days after the expiry of the 15-Business Day period referred to in clause 10.1.2, by one or both of such Seller(s) and Lion for determination by the arbitral tribunal in accordance with clause 22;

10.1.5	without prejudice to clause 10.1.6, if such Seller(s) accept(s) liability in respect of a Relevant Claim but accept(s) part only of the Amount Claimed, that part of the Amount Claimed which is accepted shall be paid to Lion out of the money standing to the credit of the Relevant Claims Escrow Account; and

10.1.6	if such Seller(s) accepts the Amount Claimed or there is a determination of the amount payable in respect of the Relevant Claim by the arbitral tribunal following proceedings brought in accordance with clause 22, the amount so accepted or determined (less any money previously paid under clause 10.1.5 in respect of the Relevant Claim) shall be paid to Lion out of money standing to the credit of the Relevant Claims Escrow Account.

10.2	To the extent that a payment to Lion out of the Relevant Escrow Account is made in partial satisfaction of an Amount Claimed, such payment is deemed to be a payment on account of the amount finally agreed or determined to be payable in respect of the Amount Claimed.

10.3	Subject to HTM having complied with its obligations under clause 11.1, on the third anniversary of Completion, the money then standing to the credit of the Relevant Claims Escrow Account less the total of the Estimated Claim Amounts at that time shall be paid to SerbCo. After that date (but without prejudice to clause 10.2) to the extent that the money standing to the credit of the Relevant Claims Escrow Account from time to time exceeds the total of the Estimated Claim Amounts at that time, that money shall be paid to SerbCo.

10.4	If SerbCo or Lion is entitled to money from the Relevant Claims Escrow Account, SerbCo and Lion shall within five Business Days of the date on which the entitlement arises jointly instruct the Escrow Agent in writing to release the money to SerbCo or Lion, as the case may be together with an amount (less any Tax and other amount the Escrow Agent is legally required to deduct from that amount (and in the event that any amount is so deducted, SerbCo shall pay (or procure is paid) the equivalent amount to Lion)) equal to the interest actually accrued on such sum in the Relevant Claims Escrow Account calculated for the period from the Completion Date to the date of payment (both dates inclusive).

10.5	SerbCo and Lion shall each pay half of the Escrow Agent’s costs in respect of any work done pursuant to this clause 10.

10.6	Lion and SerbCo acknowledge that the Escrow Agent may withdraw from the Relevant Claims Escrow Account an amount of tax on the interest earned in respect of money held in the Relevant Claims Escrow Account for which it is or may become liable.

11.	REAL ESTATE SECURITY

11.1	HTM shall procure that, with effect from the second anniversary of Completion until the third anniversary of Completion, one or more Retained Group Companies shall grant, in favour of such Lion Group Company as may be specified by Lion (and permitted by applicable law), first ranking security over one or more real estate assets located in Serbia, Montenegro and/or Bosnia-Herzegovina with an aggregate market value (as certified by an independent valuation carried out not more than 3 months prior to the second anniversary of Completion) of not less than €25,000,000 (the “Secured Assets”) to secure, subject to paragraph 1.3 of [bullet], the Sellers’ liability for any Relevant Claim that may be notified prior to the third anniversary of Completion.

11.2	On the third anniversary of Completion, Lion shall, at HTM’s option, either:

11.2.1	release (or procure the release of) such part of the Secured Assets from any security granted in accordance with clause 11.1 as results in the aggregate market value (as certified by an independent valuation carried out not more than 3 months prior to the third anniversary of the Completion Date) (such value, the “Residual Security Amount”) of the remaining Secured Assets being the lesser of:

(a)	€12,000,000 plus the amount by which the total of the Estimated Claim Amounts at that time exceed the amount then standing to the credit of the Relevant Claims Escrow Account; and

(b)	the value of those Secured Assets in respect of which the security granted in accordance with clause 11.1 has not been enforced; or

11.2.2	release all of the remaining Secured Assets from any security granted in accordance with clause 11.1, subject to one or more Retained Group Companies granting in favour of such Lion Group Company as Lion may specify (and permitted by applicable law) first ranking security over one or more real estate assets located in Serbia, Montenegro and/or Bosnia-Herzegovina (the “Alternative Secured Assets”) having an aggregate market value (as certified by an independent valuation carried out not more than 3 months prior to the third anniversary of the Completion Date) of not less than the Residual Security Amount, such remaining part of the Secured Assets or the Alternative Secured Assets (as the case may be) to constitute, subject to paragraph 1.3 of [bullet], Lion’s security for the underlying Relevant Claims to which the Estimated Claim Amounts referred to in clause 11.2.1(a) relate and/or security for any Relevant Claim that may be notified in the period from the third to the fifth anniversary of Completion.

11.3	On, and at any time after, the fifth anniversary of Completion to the extent that the sum of:

11.3.1	the money (if any) then standing to the credit of the Relevant Claims Escrow Account; plus

11.3.2	the aggregate value (as certified by an independent valuation carried out not more than 3 months prior to the fifth anniversary of Completion or such applicable later date) of the remaining Secured Assets or Alternative Secured Assets (as the case may be), exceeds the then total of the Estimate Claim Amounts, Lion shall release (or procure the release of) such part of the remaining Secured Assets or Alternative Secured Assets (as the case may be) from the security granted in accordance with clause 11.1 or 11.2.2 as is equal to such excess.

12.	LION’S WARRANTIES, UNDERTAKINGS AND INDEMNITY

12.1	Each of Lion and Lion’s Guarantor severally warrants at the date of this Agreement and Completion, in respect of itself only, to the Sellers that:

12.1.1	it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise rights and perform its obligations under this Agreement and each document to be executed at or before Completion to which it is expressed to be a party (the “Lion Completion Documents”);

12.1.2	its obligations under this Agreement and Lion Completion Documents are, or when the relevant Lion Completion Document is executed will be, enforceable in accordance with their respective terms;

12.1.3	Lion, at Completion, will have immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet such of its obligations under this Agreement as are to be performed at Completion and pursuant to the Lion Completion Documents;

12.1.4	the execution and delivery of, and the performance by Lion or Lion’s Guarantor of their respective obligations under, this Agreement and Lion Completion Documents will not:

(a)	result in a breach of any provision of the memorandum or articles of association or by-laws or equivalent constitutional documents of Lion or Lion’s Guarantor;

(b)	(subject to satisfaction of the Banking Condition) result in a breach of, or constitute a default under, any instrument to which Lion or Lion’s Guarantor is a party or by which Lion or Lion’s Guarantor is bound and which is material in the context of the Transaction;

(c)	result in a breach of any order, judgment or decree of any court or governmental agency to which Lion or Lion’s Guarantor is a party or by which Lion or Lion’s Guarantor is bound or submits and which is material in the context of the Transaction; or

(d)	save as referred to in clause 3.1, require Lion or Lion’s Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).

12.2	Lion undertakes to HTM, HTM acting for itself and as agent and trustee for each other Retained Group Company, that (in the absence of fraud) Lion has no rights against, and may not make any claim against, any current or former employee, director, agent, officer or adviser of a Target Group Company or a Retained Group Company on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other agreement or document referred to herein.

12.3	Without prejudice to clause 12.4, Lion shall:

12.3.1	procure the release of each Retained Group Company that has provided a Retained Group Guarantee from each such Retained Group Guarantee within 18 months of Completion;

12.3.2	use its reasonable efforts to co-ordinate the release of each Retained Group Guarantee with the release of each Target Group Guarantee pursuant to clause 6.1; and

12.3.3	following Completion and pending such release, Lion shall procure that the relevant Target Group Company shall pay to HTM on demand an amount equal to any liability incurred by any Retained Group Company which arises from any such Retained Group Guarantee.

HTM shall provide all such assistance as Lion may reasonably request (but at no cost to HTM) in connection with its obligations pursuant to this clause 12.3 and shall, and shall procure that each other Retained Group Company shall, use reasonable efforts to mitigate any Losses and Expenses which it may suffer in consequence of a matter which gives or may give rise to a claim pursuant to clause 12.3.3.

12.4	Lion shall procure that by not later than the first anniversary of the Completion Date the aggregate outstanding liabilities under the Retained Group Guarantees shall not exceed an amount that is equal to 25 per cent. of the aggregate liabilities under the Retained Group Guarantees as at the Completion Date, and shall on the first anniversary of the Completion Date deliver to HTM a certificate signed by an authorised signatory of Lion confirming that the balance of such Retained Group Guarantees does not exceed 25 per cent. of the aggregate liabilities under the Retained Group Guarantees as at the Completion Date, together with such other evidence as HTM may reasonably request in connection therewith.

12.5	Lion shall ensure that:

12.5.1	any Short-Term Financial Liabilities (including all accrued interest thereon) owed to any Retained Group Company are settled no later than 45 days after the Completion Date. To the extent that any amount of the Short-Term Financial Liabilities remains outstanding as at that date, interest shall accrue on the sum that remains outstanding from the date that is 45 days after the Completion Date until payment at the rate of 8 per cent. (accrued daily and compounded monthly); and

12.5.2	the Ela Purchase Agreement is not amended in a manner which increases the liability of Delta Maxi Beograd without HTM’s consent.

13.	PROTECTION OF GOODWILL

13.1	HTM undertakes that it shall not (and shall procure that no Connected Person shall) directly or indirectly:

13.1.1	in the period from Completion to the Covenant End Date, carry on or be employed, engaged, an officer of, concerned, interested or in any way assist within the Relevant Territories in the conduct of any business which is or may in any way be in competition with all or any part of the Business provided that nothing in this clause 13.1.1 shall prevent HTM or any Connected Person from:

(i)	holding for investment purposes only not more than three per cent of any class of the issued share or loan capital of any company quoted on a stock exchange;

(ii)	carrying on any business carried on at the date of this Agreement, including:

(A)	the distribution and wholesale business carried on by DMD and Delvelpro;

(B)	the sports, toys and fashion retail and wholesale business, the hotels, restaurants and cafe business, and the mobile telecommunications business, in each case carried on by Delta Sport;

(C)	if Kosovo Completion has not occurred, the business carried on by City Hypermarket;

(together the “Retained Group Businesses”) provided that to the extent that any such Retained Group Business includes food retail business in the Relevant Territories, neither HTM nor any Connected Person shall be permitted to increase, in respect of any Retained Group Company, the proportion that the sales of such food retail business constitute of the sales of that Retained Group Company at the date of this Agreement and provided further that neither HTM nor a Connected Person shall be permitted to establish any new business the main or primary object or purpose of which is food retail in the Relevant Territories; or

(iii)	performing its obligations under this Agreement and/or any other Transactional Document and/or any other agreement or arrangement it may enter into with a Lion Group Company after the date of this Agreement, or with the written consent of a Lion Group Company, and provided further that this clause 13.1.1 shall cease to apply in a Relevant Territory if no Lion Group Company continues to operate the Business in that Relevant Territory;

13.1.2	in the period from Completion to the Covenant End Date canvass, solicit or approach or cause to be canvassed, solicited or approached (in relation to a business which may in any way compete with all or part of the Business) the custom of any person who at any time during the 12 months preceding Completion shall have been a client or customer of any Target Group Company save where such client or customer has been a client or customer of a Retained Group Businesses in such 12-month period;

13.1.3	in the period from Completion to the Covenant End Date, offer employment to or offer to conclude any contract of services with employees holding executive or managerial posts of any Target Group Company or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any such employees of any Target Group Company to terminate their employment with any Target Group Company, provided always that this clause 13.1.3 shall:

(i)	only apply in relation to persons who were so employed at Completion and who were still so employed at the time of the relevant breach of this clause 13.1.3; and

(ii)	shall not apply to any such employment by a Retained Group Company in response to a general recruitment advertisement or otherwise on an unsolicited basis;

13.1.4	at any time after Completion use as a trade or business name or mark, use as or include in a domain name for any web site, or carry on a business under a title containing the trade or business names or marks or domain names comprising the Intellectual Property Rights or any other word(s) colourably resembling any such word, provided that nothing in this clause 13.1.4 shall prevent HTM or any Connected Person of HTM from now or at any time in the future using as or including a corporate, trade or business name or mark, or using as or including in a domain name for any web site, the word “Delta”, or from carrying on a business under a title containing the trade or business name or mark or domain name “Delta”, save that, this proviso shall not apply to the use, by HTM or any Connected Person of HTM, of “Delta” as a trade or business mark, or as a domain name for any website, in relation to any food retail business operated by HTM or any Connected Person; or

13.1.5	save for the purpose of compliance with its obligations under this Agreement (including clauses 4.3 and 6.1) (but without prejudice to clause 16), at any time after the date of this Agreement disclose to any person whatsoever or use to the detriment of any Target Group Company or otherwise make use of, or through any failure to exercise all reasonable care and diligence cause any unauthorised disclosure or use of, any Commercial Information from time to time in its possession which as far as HTM is aware (having made reasonable enquiry) is confidential or in respect of which any Target Group Company is bound by an obligation of confidence to a third party, or which HTM is prohibited under clause 16 from disclosing without Lion’s consent, in each case whether on HTM’s or Connected Person’s own behalf or with or on behalf of any person except in accordance with a prior waiver given by Lion. Each undertaking contained in this clause 13.1 shall be read and construed independently of the other undertakings and as an entirely separate and severable undertaking.

13.2	The undertakings in clause 13.1 are considered by the parties to be reasonable in all the circumstances, but if any one or more should for any reason be held to be invalid, but would have been held to be valid if part of the wording were deleted, the undertakings shall apply with the minimum modifications necessary to make them valid and effective.

14.	LION’S GUARANTOR

14.1	Lion’s Guarantor irrevocably guarantees to the Sellers the performance of the payment obligations of Lion contained in this Agreement (including its obligations under clauses 4.3, 12.3 and 12.5.1) and the Tax Deed. Lion’s Guarantor shall pay to the Sellers from time to time on demand any sum of money which Lion is at any time liable to pay to the Sellers under or pursuant to this Agreement and which has not been paid at the time the demand is made, provided that HTM agrees that no such demand shall be made on Lion’s Guarantor unless demand for payment has first been made on Lion in accordance with this Agreement and payment has not been made by Lion. Lion’s Guarantor’s obligations under this clause 14 are primary obligations and not those of a mere surety.

14.2	Lion’s Guarantor irrevocably and unconditionally agrees to indemnify (and keep indemnified) the Sellers on demand against any loss, liability or cost incurred by the Sellers as a result of any obligation of Lion referred to in clause 14.1 above being or becoming void, voidable or unenforceable as against Lion for any reason whatsoever. The amount of the loss, liability or cost shall be equal to the amount which the Sellers would otherwise have been entitled to recover from Lion.

14.3	Lion’s Guarantor’s obligations under clauses 14.1 and 14.2 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, Lion.

14.4	A Seller may at any time it thinks fit and without reference to Lion’s Guarantor and without prejudice to Lion’s Guarantor’s obligations under this clause 14:

14.4.1	grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of Lion under this Agreement;

14.4.2	give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by that Seller;

14.4.3	discharge a party to other securities or guarantees held by that Seller and realise all or any of those securities or guarantees; and

14.4.4	compound with, accept compositions from and make other arrangements with Lion or a person or persons liable on other securities or guarantees held or to be held by that Seller.

14.5	Lion’s Guarantor’s liabilities under clauses 14.1 and 14.2 are not affected by the avoidance of an assurance, security or payment or a release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

14.6	Lion’s Guarantor waives any right it may have of first requiring a Seller (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from Lion’s Guarantor under this clause 14. This waiver applies irrespective of any law or any provision of this Agreement or any other agreement entered into pursuant to this Agreement to the contrary.

15.	ANCILLARY AGREEMENTS

15.1	Lion hereby grants HTM an option, exercisable at any time in the 6-month period starting on the date on which the Target Group acquires 95 per cent. or more of the shares in C Market (but in any event not later than the date falling 18 months from the Completion Date) by written notice to Lion, to acquire (free from the Encumbrance existing at the date of this Agreement in favour of Raiffeisenbank and otherwise free from any Encumbrance not existing at the Completion Date) and have transferred to it (or any Retained Group Company nominated by HTM) the properties located at Cika Ljubina 9, Belgrade, Serbia and Knez Mihajlova 20, Belgrade, Serbia for an aggregate purchase price equal to €15,600,000. Promptly following exercise of the option pursuant to this clause 15.1, Lion shall procure that C Market (or such as other Lion Group Company or Lion Group Companies as may own Cika Ljubina 9, Belgrade, Serbia and/or Knez Mihajlova), and HTM shall or shall procure that such other Retained Group Company as is nominated by HTM), in each case execute and deliver all such documents, and do, or procure the doing of, all such acts and things, as Lion or HTM (as the case may be) may reasonably require for the purpose of giving full effect to the acquisition and transfer of Cika Ljubina 9, Belgrade, Serbia and Knez Mihajlova 20, Belgrade, Serbia pursuant to the exercise of the option under this clause 15.1.

15.2	Subject to Kosovo Completion, in the period of 25 months following Completion date HTM shall (to the extent that Pristina Hypermarket in Kosovo is owned by a Retained Group Company) procure that prior to the sale of the Pristina Hypermarket in Kosovo, and prior to the sale of part of any future commercial development on the land Lapje Selo in Kosovo that could be suitable for retail (“Lapje Selo Retail Development”), to any person (other than another Retained Group Company that will assume HTM’s obligations in this clause 15.2 pursuant to a deed of adherence in a form reasonably satisfactory to Lion) it shall give Lion notice of the proposed sale and Lion shall have 20 days from the date of such notice to notify HTM as to whether it wishes to acquire the Pristina Hypermarket in Kosovo and/or Lapje Selo Retail Development or not. If:

15.2.1	Lion notifies HTM that it does wish to acquire the Pristina Hypermarket in Kosovo and/or Lapje Selo Retail Development, Lion and HTM shall negotiate in good faith to agree the price and other terms relating to the sale of the Pristina Hypermarket in Kosovo and/or Lapje Selo Retail Development;

15.2.2	Lion notifies HTM that it does not wish to acquire the Pristina Hypermarket in Kosovo and/or Lapje Selo Retail Development, or does not notify HTM within the 20-day period referred to in this clause 15.2, or, following notification by Lion that it does wish to acquire the Pristina Hypermarket in Kosovo and/or Lapje Selo Retail Development, Lion and HTM cannot agree the price and/or other terms relating to the sale of the Pristina Hypermarket in Kosovo and/or Lapje Selo Retail Development within 30 days of such notification, the Retained Group Company then owning the Pristina Hypermarket in Kosovo and/or Lapje Selo Retail Development shall be permitted to sell the Pristina Hypermarket in Kosovo and/or Lapje Selo Retail Development to any person.

15.3	Subject to Kosovo Completion, within 24 months of Completion HTM shall procure that Europe Investments Kosovo Limited sells and transfers (free of Encumbrances), and Lion shall procure that a Lion Group Company buys and accepts the transfer of the properties Hypermarket Urata (to the extent that Hypermarket Urata is owned by Europe Investments Kosovo Limited) and Kosovo Electro for a purchase price equal to the fair market value of such properties (as certified by an independent valuation carried out not more than 3 months prior to the date of sale), and HTM and Lion shall procure that Europe Investments Kosovo Limited and such Lion Group Company respectively execute and deliver all such documents, and do, or procure the doing of, all such acts and things, as HTM or Lion (as the case may be) may from time to time reasonably require for the purpose of giving full effect to such sale and transfer.

15.4	In the period of 25 months following Completion HTM shall procure that prior to the sale of the land owned by Industrija Precizne Mehanike a.d. Beograd in Belgrade (the “IPM Location”) and/or the Tempo store owned by Delta Real Estate d.o.o. Beograd in Kragujevac (the “Kragujevac Tempo”) to any person (other than another Retained Group Company that will assume HTM’s obligations in this clause 15.4 pursuant to a deed of adherence in a form reasonably satisfactory to Lion) it shall give Lion notice of the proposed sale and Lion shall have 20 days from the date of such notice to notify Lion as to whether it wishes to acquire the IPM Location and/or the Kragujevac Tempo or not. If:

15.4.1	Lion notifies HTM that it does wish to acquire IPM Location and/or the Kragujevac Tempo Lion and HTM shall negotiate in good faith to agree the price and other terms relating to the sale of the IPM Location and/or the Kragujevac Tempo;

15.4.2	Lion notifies HTM that it does not wish to acquire the IPM Location and/or the Kragujevac Tempo, or does not notify HTM within the 20-day period referred to in this clause 15.4, or, following notification by Lion that it does wish to acquire the IPM Location and/or the Kragujevac Tempo, Lion and HTM cannot agree the price and/or other terms relating to the sale of the IPM Location and/or the Kragujevac Tempo within 30 days of such notification, the Retained Group Company then owning the IPM Location and/or the Kragujevac Tempo shall be permitted to sell the IPM Location and/or the Kragujevac Tempo to any person.

15.5

For a period of three years from Completion, in respect of any future real estate development projects, real estate transactions (sale or lease) of locations that are suitable for food retail stores (“Real Estate Development Projects”) in the Relevant Territories and/or the Wider Territories, HTM shall procure that the relevant Retained Group Company shall give Lion and the relevant Lion Group Company notice of the proposed project and the relevant Lion Group Company shall have 20 days from the date of such notice (being understood that such notice cannot be given prior to Completion) to notify the relevant Retained Group Company as to whether it wishes to participate in the relevant project or not. If:

15.5.1	the relevant Lion Group Company notifies the relevant Retained Group Company that it does wish to engage in the relevant Real Estate Development Project, the relevant Lion Group Company and the relevant Retained Group Company shall negotiate in good faith to agree the price and other terms relating to such Real Estate Development Project. If the relevant Lion Group Company and the relevant Retained Group Company come to an agreement, such agreement shall always include an exclusivity right for the relevant Lion Group Company for food retail in the relevant shopping mall or retail park (if applicable);

15.5.2	the relevant Lion Group Company notifies the relevant Retained Group Company that it does not wish to engage in the relevant Real Estate Development Project, or does not notify the relevant Retained Group Company within the 20-day period referred to in this clause 15.5, or, following notification by the relevant Lion Group Company that it does wish to engage in the Real Estate Development Project, the relevant Lion Group Company and the relevant Retained Group Company cannot agree the price and/or other terms relating to the Real Estate Development Project within 30 days of such notification, the Retained Group Company shall be permitted to find another candidate or pursue the Real Estate Development Project by itself.

15.6	HTM shall procure that the Target Group shall negotiate in good faith with Delvelpro and Delta DTS (transport) and HTM shall procure that such Retained Group Companies shall negotiate in good faith with the Target Group, to agree (on arm’s length, market standard terms for a group of the Target Group’s size) and enter into before Completion, one or more agreements to Lion’s reasonable satisfaction to replace or extend the agreements currently in place between Delvelpro and Delta DTS and the Target Group and which shall be applicable retroactively as of 1 January 2011. Lion shall be entitled to be present at all such negotiations and shall be included in all relevant correspondence.

15.7	If any Lion Group Company is considering acquiring or agreeing to acquire shares in any company or undertaking, or acquiring or agreeing to acquire all or a material part of the assets or business of another person, which in each such case involves the direct or indirect acquisition of a wholesale business in Serbia (a “Serbian Wholesale Business”), it shall, subject to any contractual confidentiality restrictions (having used all reasonable endeavours to obtain a consent or waiver under such restrictions) or any restrictions imposed by any laws or regulations, give HTM notice of the proposed acquisition and, in the event that HTM is considering the sale of the distribution and/or wholesale business carried on by DMD and/or Delvelpro (the “DMD/Delvelpro Business”) in these circumstances, discuss with HTM in good faith the terms on which a Lion Group Company would be prepared to acquire the DMD/Delvelpro Business (if at all).

15.8	The relevant Retained Group Company will on completion of the redevelopment of Delta Real Estate Park, Block 53, New Belgrade grant to Delta Maxi Beograd a lease of such new premises for a period of not less than 15 years and otherwise on the terms set out in the annex, in the agreed form, relating to Tempo 004 Autoput za Zagreb, 25, Belgrade referred to in [bullet] and required to be delivered at Completion in accordance with paragraph 1.2(e) of [bullet].

15.9	To the extent there is at the date of this Agreement, any contract, agreement or arrangement in place between any Target Group Company and any Retained Group Company that has not been Disclosed in the First Disclosure Letter, that contract, agreement or arrangement may be terminated by the relevant Target Group Company without penalty or other payment by the Target Group Company, upon the giving of not less than 30 days’ written notice to the relevant Retained Group Company. In the event that the Target Group Company terminates any such contract, agreement or arrangement pursuant to this clause 15.9, Lion shall not be entitled to bring a Warranty Claim in respect of paragraph 10.1 of [bullet] in relation to such contract, agreement or arrangement.

15.10	Each Target Group Company that is a party to a Relevant Related Party Contract may, without penalty or other payment by that Target Group Company and upon the giving of not less than 30 days’ written notice to the relevant Retained Group Company that is the counterparty to that Relevant Related Party Contract, terminate such Relevant Related Party Contract (without prejudice to any accrued rights at the date of such termination of that Target Group Company and/or that Retained Group Company).

16.	CONFIDENTIAL INFORMATION AND ANNOUNCEMENTS

16.1	Subject to clause 16.2 and clause 16.4:

16.1.1	each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(b)	the provisions or the subject matter of this Agreement or any document referred to herein; or

(c)	the negotiations relating to this Agreement or any document referred to herein;

16.1.2	Lion shall, and shall ensure that each other Lion Group Company shall, treat as strictly confidential all information received or obtained in relation to the business of HTM and each other Retained Group Company; and

16.1.3	HTM shall, and shall ensure that each other Retained Group Company shall, treat as strictly confidential all information which it has received or obtained in relation to the business of Lion and each other Lion Group Company.

16.2	Clause 16.1 does not apply to disclosure of any such information as is referred to in clause 16.1:

16.2.1

which is required to be disclosed by law, by a rule of a listing authority or stock exchange to which any party is subject or submits or by a governmental authority or other authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall, so far as is practicable, be made after consultation with the other party and after taking into account the other party’s reasonable requirements as to its timing, content and manner of making or despatch;

16.2.2	to comply with clauses 4.3 and 6.1 of this Agreement provided that any disclosure is limited to the disclosure of only such information as is required to be disclosed so as to comply with those clauses;

16.2.3	to an adviser for the purpose of advising in connection with the Transaction provided that such disclosure is essential for these purposes and is on the basis that clause 16.1 applies to the disclosure by the adviser; or

16.2.4	to the extent that the information has been made public by, or with the consent of, the other party.

16.3	Subject to clause 16.4, no party may, before or after Completion, make or issue a public announcement, communication or circular concerning the Transaction unless it has first obtained the other party’s written consent, which may not be unreasonably withheld or delayed.

16.4	Clause 16.3 does not apply to a public announcement, public communication or public circular:

16.4.1	made or issued by Lion after Completion to a customer, client or supplier of a Target Group Company informing it of Lion’s purchase of the Shares;

16.4.2	required by law, by a rule of a listing authority or stock exchange to which either party is subject or submits or by a governmental authority or other authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law; or

16.4.3	which the other party has given its prior written approval to.

16.5	The restrictions contained in this clause 16 shall continue to apply after the termination of this Agreement without limit in time.

17.	COSTS

Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

18.	GENERAL

18.1	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

18.2	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or, save as referred to in clauses 7.7, 15.9 and 19, the exercise of another right or remedy.

18.3	Except as provided in clauses 7.7, 15.9 and 19, the rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

18.4	Lion shall not be entitled to rescind or repudiate this Agreement for any reason howsoever or whatsoever after Completion and accordingly, Lion waives all and any rights of rescission it may have from the date of Completion in respect of any such matter (howsoever arising or deemed to arise), other than any such rights in respect of fraud.

18.5	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

18.6	Save as otherwise provided herein, if a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the Agreed Rate (accrued daily and compounded monthly).

18.7	Any payment made by a Seller to Lion in respect of a Relevant Claim shall be treated as a reduction in the purchase price of the Shares to the extent of the payment.

18.8	Save as otherwise provided herein, any payment to be made by any party under this Agreement shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim.

18.9	All payments by the parties under this Agreement shall be made in Euro.

18.10	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:

18.10.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

18.10.2	the legality, validity or enforceability under the laws of any other jurisdiction of that or another provision of this Agreement.

18.11	Except in respect of each Lion Group Company, which shall have the right under the Contracts (Rights of Third Parties Act 1999) to enforce any right conferred upon it by the terms of this Agreement, and as otherwise provided herein, a person who is not a party to this Agreement has no right to enforce any term of this Agreement.

18.12	Each party agrees that each Seller is a separate entity and that, save as expressly otherwise provided in this Agreement:

18.12.1	the obligations of the Sellers under or in connection with this Agreement and the Tax Deed are several and neither joint nor joint and several; and

18.12.2	the obligations arising under or in connection with this Agreement and the Tax Deed are assumed by each of the Sellers (at the relevant time) severally in relation only to itself, and the liability of each Seller in respect of any breach of representation, warranty, undertaking, covenant, agreement or obligation shall extend only to any Losses and Expenses arising from its own breach (subject always to clause 9 and [bullet]).

18.13	Where this Agreement provides for more than one Seller to:

18.13.1	accept;

18.13.2	consent to;

18.13.3	notify, or consult with, Lion in relation to;

18.13.4	have the right to require Lion to take any action in relation to,

a particular matter, Lion shall be entitled to rely on the acceptance, consent, notification, consultation, or request of any one such Seller (as it may elect) in relation to such matter without further enquiry and to the exclusion of the other Seller or Sellers.

18.14	HTM shall, from time to time on being required to do so by Lion, promptly and at the cost and expense of Lion do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to Lion as Lion may reasonably consider necessary for giving full effect to the transfer of the Shares and the perfection of Lion’s title to the Shares.

19.	ENTIRE AGREEMENT

In this clause 19 “Representation” means an assurance, commitment, condition, covenant, guarantee, indemnity, representation, statement, undertaking or warranty of any sort whatsoever (whether contractual or otherwise, oral or in writing, or made negligently or otherwise).

19.1	Subject to the provisions of clause 19.2, the Transactional Documents constitute the entire agreement between the parties. They supersede any previous agreements relating to the subject matter of the Transactional Documents (including any term sheet relating thereto), and set out the complete legal relationship of the parties arising from or connected with that subject matter.

19.2	Accordingly, Lion:

19.2.1	represents and agrees that:

(a)	no Retained Group Company or Target Group Company or adviser to a Retained Group Company or Target Group Company has made any Representation that Lion considers material which is not specifically provided in the Transactional Documents; and

(b)	it has not entered into the Transactional Documents in reliance on any Representation except those specifically provided in the Transactional Documents,

and will not contend to the contrary; and

19.2.2	for the avoidance of doubt agrees that:

(a)	no Retained Group Company (except a Seller) or Target Group Company or adviser to a Retained Group Company or Target Group Company has any liability to Lion for any Representation;

(b)	no Seller has any liability of any kind to Lion for any Representation except in respect of those specifically provided in the Transactional Documents; and

(c)	its only rights and remedies in respect of any Representations are those rights and remedies set out in this Agreement.

19.3	Likewise, HTM:

19.3.1	represents and agrees that:

(a)	no Lion Group Company, adviser to a Lion Group Company or provider of finance to Lion has made any Representation that HTM considers material which is not specifically provided in the Transactional Documents; and

(b)	it has not entered into the Transactional Documents in reliance on any Representation except those specifically provided in the Transactional Documents,

and will not contend to the contrary; and

19.3.2	for the avoidance of doubt agrees that:

(a)	no Lion Group Company (except Lion or Lion’s Guarantor), or adviser to a Lion Group Company has any liability to HTM for any Representation;

(b)	Lion and Lion’s Guarantor has no liability of any kind to HTM for any Representation except in respect of those specifically provided in the Transactional Documents; and

(c)	its only rights and remedies in respect of any Representations are those rights and remedies set out in this Agreement.

19.4	Insofar as it imposes obligations of confidentiality between the parties, this Agreement shall only supersede the Confidentiality Agreement at Completion.

19.5	Lion Group Companies (except Lion and Lion’s Guarantor), Retained Group Companies (except a Seller), advisers to a Lion Group Company, and advisers to a

Retained Group Company and/or a Target Group Company may enforce the terms of this clause 19 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

19.6	Nothing in this clause 19 shall have the effect of limiting any liability arising from fraud.

20.	ASSIGNMENT

20.1	The benefit of a Seller’s rights under this Agreement shall not be assignable, save that a Seller may, without the consent of the other parties, assign to another Retained Group Company (provided that such assignee is at the date of assignment both balance sheet and cash flow solvent and is incorporated in a Member State of the European Union) the benefit of all or any of Lion’s and/or Lion’s Guarantor’s obligations under this Agreement and/or any benefit arising under or out of this Agreement provided however that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a Retained Group Company and is both balance sheet and cash flow solvent. Where an assignment is made by a Seller pursuant to this clause 20.1 of the benefit of any of Lion’s and/or Lion’s Guarantor’s obligations under this Agreement, the amount (if any) payable to the assignee by Lion and/or Lion’s Guarantor under this Agreement shall not exceed the amount that would have been so payable to a Seller in the absence of any such assignment.

20.2	The benefit of Lion’s rights under this Agreement shall not be assignable, save that Lion may, without the consent of the other parties, assign to another Lion Group Company (provided that such assignee is at the date of assignment both balance sheet and cash flow solvent and is incorporated in a Member State of the European Union) the benefit of all or any of a Seller’s obligations under this Agreement and/or any benefit arising under or out of this Agreement provided however that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a Lion Group Company and is both balance sheet and cash flow solvent. Where an assignment is made by Lion pursuant to this clause 20.2 of the benefit of any of a Seller’s obligations under this Agreement, the amount (if any) payable to the assignee by that Seller under this Agreement shall not exceed the amount that would have been so payable to Lion in the absence of any such assignment.

20.3	Each Seller agrees that, at any time prior to Completion, Lion may on written notice to each Seller transfer by novation all of its Rights and Obligations to any Lion Group Company incorporated in a Member State of the European Union (provided that such Lion Group Company is and will be both balance sheet and cash flow solvent at the date of such transfer and as a result of it, and is incorporated in a Member State of the European Union) (a “Transferee”), subject to the Transferee having executed a deed of adherence in the form set out in part A of [bullet]. The parties agree that, upon such deed of adherence being executed and delivered (the “Effective Time”):

20.3.1

Lion shall be automatically released from the observance, performance and discharge of its Obligations, and each Seller undertakes to Lion that it shall not make or bring any claim, counterclaim, demand, action or proceeding

(including arbitration) of any nature whatsoever, or seek to enforce any right or interest, against Lion in connection with any past, present or future performance or non-performance of this Agreement;

20.3.2	the Transferee shall be deemed to be Lion for the purposes of this Agreement and entitled to the Rights of Lion, and bound by the Obligations of Lion, in place of and to the exclusion of Lion;

20.3.3	each Seller shall accept the observance, performance and discharge of the Obligations of Lion, and the assumption of the Rights of Lion, by Transferee in place of and to the exclusion of Lion as if the Transferee had at all times been a party to this Agreement; and

20.3.4	unless the context otherwise requires, where there is a reference in this Agreement to “Lion” it shall be deemed to be or include a reference to the Transferee and references in this Agreement to the parties to it shall be construed accordingly.

For the purpose of this clause 20.3:

“Obligations” means all wholly or partly undischarged or wholly or partly unperformed liabilities and obligations (and all claims arising from them) whenever, whatsoever and howsoever arising in connection with the performance or non-performance of any provision of this Agreement (in each case whether known or unknown, actual, accrued, future, contingent or prospective, and whether arising in contract, tort or otherwise) which immediately before the Effective Time attach to Lion or which after the effective time would have attached to Lion in the absence of a transfer by novation pursuant to this clause 20.3; and

“Rights” means all rights and benefits (and all claims arising from them) whenever, whatsoever and howsoever arising in connection with the performance or non-performance of any provision of this Agreement (in each case whether known or unknown, actual, accrued, future, contingent or prospective, and whether arising in contract, tort or otherwise) which immediately before the Effective Time belong to Lion or to which Lion would have been entitled after the Effective Time in the absence of a transfer by novation pursuant to this clause 20.3.

20.4	For the purposes of clause 21, the Transferee’s address shall be that set out in the deed of adherence executed by that Transferee.

21.	NOTICES

21.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

21.1.1	in writing;

21.1.2	in the English language; and

21.1.3	delivered personally or sent by courier or by fax to the party due to receive the Notice to the address set out in clause 21.3 (subject to clause 4.2.1(c) and clause 20.4) or to an alternative address, person, or fax number specified by that party by not less than 7 days’ written notice to the other party received before the Notice was despatched.

21.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

21.2.1	delivered personally, when left at the address referred to in clause 21.1.3;

21.2.2	sent by domestic courier two Business Days after posting it;

21.2.3	sent by international courier four Business Days after posting it; and

21.2.4	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

21.3	The address referred to in clause 21.1.3 is:

Name of party	Address	Fax No.	Marked for the attention of
HTM	Jipfa Building, 3rd Floor, Main Street, Road Town, Tortola, British Virgin Islands	+ 357 223 74841	Tatiana Ieronymides

	with a copy to:	+ 381 11 207 6899	Nenad Popovic
Jankovic, Popovic & Mitic o.d.
37 Carli Caplin street, Belgrade, Serbia

Delhaize “The Lion” Nederland B.V.	Martinus Nijhofflaan 2 2624ES Delft The Netherlands	+ 31 (0)15 789 0 199	Mr Gerben van den Berg

	With a copy to: Delhaize Group SA/NV Square Marie Curie 40 1070 Brussels Belgium		Mr Philippe Dechamps

Delhaize Group SA/NV	Square Marie Curie 40 1070 Brussels Belgium	+ 32 (0)2 412 83 89	Mr Philippe Dechamps

	With a copy to: CMS DeBacker Chausse de la Hulpe 178 Brussels B-1170 Belgium	+ 32 (0)2 743 69 85	Mr Vincent Dirckx

22.	GOVERNING LAW AND ARBITRATION

22.1	This Agreement is governed by English law.

22.2	Any dispute, controversy or claim arising from or connected with this Agreement, including one regarding the existence, validity or termination of this Agreement or the consequences of its nullity and any non-contractual or other dispute (a “Dispute”) shall be referred to and finally resolved by arbitration under the Rules of the LCIA.

22.3	The arbitral tribunal shall consist of three arbitrators, one being appointed by the relevant Seller (or, if more than one relevant Seller, jointly by such Sellers), one being appointed by Lion and one being appointed by the arbitrators appointed by Lion and the relevant Seller(s).

22.4	The seat of the arbitration shall be London, UK, all hearings shall take place in London, UK and the language of the arbitration shall be English.

22.5	The parties waive any right to refer points of law or to appeal to the courts, to the extent that such waiver can validly be made.

22.6	The parties agree that the arbitral tribunal shall have the power to order on a provisional basis any relief which it would have power to grant in a final award.

23.	LINKED DISPUTES

23.1	In this clause 23:

“Dispute” means any disputes arising out of or in connection with this Agreement or any Linked Agreement, including any question regarding their existence, validity or termination; and

“Linked Agreement” means the First Tranche Share Sale Agreement, the Second Tranche Share Sale Agreement, the CyprusCo2 Deed of Adherence, the SerbCo Deed of Adherence, any deed of adherence entered into pursuant to clause 20.3 or the Tax Deed.

23.2

Where there are only two parties to arbitration proceedings, one arbitrator shall be nominated by each of those parties. Where there are more than two parties to arbitration proceedings, whether as Claimant or Respondent (as defined in the LCIA Rules), the multiple Claimants, jointly, and/or the multiple Respondents, jointly, shall each nominate an arbitrator. In the absence of such a joint nomination and where all parties are unable to agree the method for the constitution of the Arbitral Tribunal, the LCIA Court shall appoint each member of the Arbitral Tribunal pursuant to the Rules. In any case the third arbitrator, who shall sit as chairman of the Arbitral Tribunal shall be appointed by the LCIA Court. Each party expressly agrees and consents to this procedure for appointing the Arbitral Tribunal and irrevocably and unconditionally waives any right to choose or nominate its own arbitrator if it is one of multiple Claimants or one of multiple Respondents.

23.3	The parties hereby agree to the consolidation of any two or more Disputes in accordance with the provisions of this clause 23.

23.4	The parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Tribunal (as defined below) following a Consolidation Order (as defined in clause 23.7) or arbitral proceedings in accordance with this clause 23 to the extent that such objections are based on the fact that consolidation of the same has occurred or to the extent that such objections are based on the fact that they did not choose or nominate any member of the Tribunal.

23.5	Any party to this Agreement or to a Linked Agreement may apply to any Arbitral Tribunal appointed under this Agreement or a Linked Agreement (in each case a “Tribunal”) for an order that a Dispute (the “Linked Dispute”) is related to the Dispute already referred to that Tribunal (the “Primary Dispute”). The application must be made as soon as practicable with notice to the parties to the Primary Dispute and the Linked Dispute.

23.6	Where applications are made for the consolidation of two or more Disputes under this Agreement or any Linked Agreement, all applications shall be deemed to have been made to the first Tribunal appointed and the Dispute before that Tribunal shall be the Primary Dispute.

23.7	On hearing such an application the Tribunal may make an order that the Primary Dispute and Linked Dispute be resolved in the same arbitration proceedings (a “Consolidation Order”). In deciding whether to make a Consolidation Order the matters which are to be taken into account by the Tribunal shall include:

23.7.1	the extent to which issues of law or fact arise that are common to the Primary Dispute and Linked Dispute;

23.7.2	the stage of the proceedings in the Primary Dispute and Linked Dispute;

23.7.3	the likelihood and consequences of inconsistent decisions if consolidation is not ordered;

23.7.4	any failure on the part of the party seeking consolidation to make its application timely; and

23.7.5	the likely cost and delay caused by the proposed consolidation.

23.8	If the Tribunal makes a Consolidation Order:

23.8.1	it shall thereafter, to the exclusion of all other Tribunals, have jurisdiction to resolve finally the Linked Dispute in addition to its jurisdiction in relation to the Primary Dispute;

23.8.2	it shall order that notice of the Consolidation Order and its effect be given immediately to any arbitrators already appointed in relation to the Linked Dispute and to all parties to such Dispute; and

23.8.3	it may also give any other directions as it considers appropriate to give effect to the consolidation and make provision for any costs which may result from it (including costs of any Tribunal rendered functus officio under clause 23.9 below) and to ensure proper organisation of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

23.9	If, before the Consolidation Order, arbitrators have already been appointed in relation to the Linked Dispute, their appointment terminates upon the making of such a Consolidation Order and they are deemed to be functus officio. Such termination is without prejudice to:

23.9.1	the validity of any acts done or orders made by them before termination;

23.9.2	their entitlement to be paid their fees and disbursements to which they may be entitled under the Rules;

23.9.3	the parties’ entitlement to legal and other costs incurred before termination, pursuant always to article 28.4 of the Rules;

23.9.4	evidence adduced and admissible before termination, which evidence shall be admissible in arbitral proceedings remaining after the Consolidation Order; and

23.9.5	the date when any claim or defence was raised for the purposes of applying any limitation, bar or any like rule or provision.

23.10	Where a Consolidation Order is made by a Tribunal appointed under a Linked Agreement, the effect of which is to confer on that Tribunal jurisdiction to resolve a Dispute arising out of or in connection with this Agreement, such Consolidation Order and the award of the Tribunal shall bind the parties to this Agreement.

23.11	For the avoidance of doubt, where a Tribunal is appointed under this Agreement, the whole of its award (including any part relating to a Linked Dispute) shall be deemed for the purposes of the New York Convention on the Recognition and Enforcement of Arbitral Awards of 1958 to be contemplated by this Agreement.

23.12	If arbitration proceedings are not consolidated, concurrent hearings of those proceedings may, on application by any party to those proceedings, be ordered on such terms as may be agreed by the relevant parties or, in the absence of such agreement, directed by the Tribunals of the relevant proceedings. If no agreement can be reached as to those directions by the respective Tribunals there shall be no concurrent hearings. Each party acknowledges that the Tribunals presiding over proceedings which are to be the subject of concurrent hearings may communicate with each other to enable them to decide the terms on which they are to be conducted. Each party waives the confidentiality of proceedings to the extent necessary to give effect to this provision.

23.13	Where consolidated proceedings or concurrent hearings have been ordered, the relevant proceedings shall cease to be confidential as between the parties involved in such consolidated proceedings or concurrent hearings, but shall remain confidential for all other purposes. The cessation of confidentiality shall be retrospective. Proceedings which are neither consolidated, nor the subject of an order for concurrent hearings, shall remain confidential to the parties to each of these proceedings in accordance with article 30 of the Rules, save for the purposes of any application to a Tribunal for a Consolidation Order pursuant to clause 23.5 above.

24.	GOVERNING LANGUAGE

24.1	This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text prevails.

24.2	Each notice, demand, request, statement, instrument, certificate or other communication given, delivered or made by a party to any other party under or in connection with this Agreement shall be:

24.2.1	in English; or

24.2.2	if not in English, accompanied by an English translation made by a translator, and certified by such translator to be accurate.

24.3	The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to clause 24.2.2.

25.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

IN WITNESS of which the parties to this Agreement have executed it as a deed and delivered it upon dating it.

EXECUTED by the parties as a Deed:

Signed as a deed by Miroslav Mišković	)
as attorney for	)
HITOMI FINANCIAL LIMITED in the presence of:	)	/s/ Miroslav Mišković

Signature of witness:	/s/ Nenad Popovic

Name:	Nenad Popovic

Address:

Occupation:	Attorney at Law

)
Executed as a deed by
DELHAIZE ‘THE LION’ NEDERLAND BV	)
acting by: Pierre-Olivier Beckers	)	/s/ Pierre-Olivier Beckers

Signature of witness:	/s/ Philippe Dechamps

Name:	Philippe Dechamps

Address:	Square Marie Curie 40, 1070 Brussels-BE

Occupation:	Deputy General Counsel

)
Executed as a deed by
DELHAIZE GROUP SA	)
acting by: Pierre-Olivier Beckers	)	/s/ Pierre-Olivier Beckers

Signature of witness:	/s/ Philippe Dechamps

Name:	Philippe Dechamps

Address:

Occupation:	Deputy General Counsel